UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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CTS CORPORATION

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CTS
Your Partner in
Smart Solutions

2023 Annual Meeting of Shareholders and Proxy Statement

Dear CTS Shareholder:

2022 Results

We achieved solid results in 2022, delivering double-digit sales growth in the face of economic uncertainties, geo-political challenges and supply chain pressures. Our focus on profitable growth, diversification through our advanced materials capability and electrification in mobility markets were key drivers of our success. Our full-year sales increased 14% to $586.9 million, with non-transportation revenues increasing 24%, up 13% organically from 2021, and transportation sales increasing 7%. We also delivered strong adjusted EBITDA margin expansion. GAAP earnings per diluted share was $1.85 in 2022, up from a loss of $(1.30) in 2021. Adjusted earnings per diluted share was $2.46 in 2022, up from $1.93 in 2021.

We remain focused on advancing our long-term growth strategy which centers on diversifying our end-market profile through expansion of our technologies, products, customers and geographic reach. This strategy enhances the value creation opportunity for our stakeholders, as well as the quality of our earnings. We made good progress on our diversification efforts in 2022, notably increasing non-transportation sales to approximately 48% of total 2022 sales. We further accelerated our diversification efforts in 2022 through the acquisition of TEWA Temperature Sensors Sp. Zo.o., a designer and manufacturer of high-quality temperature sensors headquartered in Lublin, Poland. TEWA complements our existing temperature sensing platform and the acquisition further supports our end-market diversification strategy by expanding our temperature sensing portfolio and presence in Europe. In addition, in 2022, we acquired Ferroperm Piezoceramics A/S, a company specializing in the design and manufacture of high performance piezoelectric ceramic components for use in complex and demanding medical, industrial and aerospace applications, located in Kvisgaard, Denmark. Ferroperm adds to our existing medical diagnostics and imaging product lines and further supports our end-market diversification strategy. Both acquired businesses are performing well and have further strengthened our ability to add new applications and improved our distribution offerings which have helped us continue to gain traction with our customers. Looking ahead, we will continue our focus on further diversification to grow non-transportation revenues at a faster pace, leveraging our balance sheet to pursue complementary M&A opportunities while continuing to strategically grow our transportation business and strengthen our product portfolio.

The move towards electric and hybrid vehicles, as well as increased sensor content with passive safety and future applications for our e-Brake™ product, present tremendous opportunities for us. Smart actuators aside, the majority of our product portfolio is agnostic to the propulsion system, creating flexibility for us to meet the needs of our customers. In 2022, the global share of electrified automobiles grew to approximately 10-12% of global vehicle share. We expect this to accelerate to 15% or more by 2025 and above 30% by the end of the decade. With that backdrop, we are focused on achieving our goal of having 25% of our light vehicle revenue generated from electrified platforms by 2025 and our progress on that front continued as we added 27 electric vehicle platform wins in 2022.

We also continued our progress on ESG initiatives in 2022. At CTS, we understand that we have a responsibility to help shape not only a smarter future – but one that will be sustainable for future generations. This begins with making sustainable business choices across our own organization creating long-term value for our company, our stakeholders and the communities in which we do business. We have worked to bring these values to life in several ways, including with the CTS Cares platform, through which our employees across the globe participated in community activities and contributed more than 4,400 hours to community service projects and charitable causes in 2022. We are also proud to be issuing our inaugural ESG report highlighting our efforts in 2022.

With the full dedication and care of our leadership team and every CTS employee globally, we will continue to drive the company forward to deliver superior performance for our customers, shareholders and employees. I want to thank our valued customers, employees, shareholders, business partners and the Board of Directors for their support this past year.

CTS 2023 Proxy Statement

2023 Annual Meeting of Shareholders

As we look to the future, you are cordially invited to attend the 2023 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Thursday, May 11, 2023, at 9:30 a.m. central time, at the Hotel Arista, located at 2139 City Gate Lane, Naperville, Illinois 60563.

We are pleased to continue to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our 2023 Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2022, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on page 63 of this 2023 Proxy Statement.

We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this 2023 Proxy Statement and to vote your shares. The vote of every shareholder is important.

Kieran M. O’Sullivan Chairman, President and Chief Executive Officer

CTS 2023 Proxy Statement

Notice of the 2023 Annual Meeting of Shareholders

Annual Meeting

Date	Time	Location	Record Date
May 11, 2023	9:30 a.m. Central Time	Hotel Arista 2139 City Gate Lane Naperville, Illinois 60563	March 22, 2023

Proposals and Voting Recommendations

Only CTS shareholders of record at the close of business on March 22, 2023, may vote at this meeting or any adjournments that may take place. At the meeting, shareholders will vote on the following items:

1	Election of six directors for a one-year term	2	Approval, on an advisory basis, of the compensation of CTS’ named executive officers	3	Approval, on an advisory basis, of the frequency of future advisory votes regarding the compensation of CTS’ named executive officers	4	Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2023	5	If properly presented, a shareholder proposal to subject termination pay to shareholder approval

Board Vote Recommendation		Board Vote Recommendation		Board Vote Recommendation		Board Vote Recommendation		Board Vote Recommendation
✓	FOR	✓	FOR	✓	ONE YEAR	✓	FOR	X	AGAINST
Page 6		Page 25		Page 26		Page 54		Page 56

By Order of the Board of Directors,

Scott L. D’Angelo Corporate Secretary

March 31, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2023.

The Notice, 2023 Proxy Statement, Form of Proxy

and 2022 Annual Report on Form 10-K are available at

https://investors.ctscorp.com

This 2023 Proxy Statement (“Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors (“Board”) of CTS Corporation (“CTS”, “we”, “us”, “our” or the “Company”) of proxies to be voted at the 2023 Annual Meeting of Shareholders (“Annual Meeting”). CTS will bear the cost of this solicitation. On or about March 31, 2023, the Company mailed to its shareholders the Notice of Internet Availability of Proxy Materials, and made available this Proxy Statement, the accompanying proxy card, and its Annual Report on Form 10-K.

CTS 2023 Proxy Statement	1

Proxy Statement Summary

The Board is soliciting proxies for use at the Company’s Annual Meeting to be held on May 11, 2023.

The following summary highlights certain information contained in this Proxy Statement. This summary does not contain all of the information that you should consider when casting your vote. Please review the entire Proxy Statement carefully before voting. For more information on the Company’s 2022 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Annual Meeting

Date	Time	Location	Record Date
May 11, 2023	9:30 a.m. Central Time	Hotel Arista 2139 City Gate Lane Naperville, Illinois 60563	March 22, 2023

Proposals and Voting Recommendations

Only CTS shareholders of record at the close of business on March 22, 2023, may vote at this meeting or any adjournments that may take place. At the meeting, shareholders are being asked to vote on the following items:

1	Election of six directors for a one-year term	2	Approval, on an advisory basis, of the compensation of CTS’ named executive officers	3	Approval, on an advisory basis, of the frequency of future advisory votes regarding the compensation of CTS’ named executive officers	4	Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2023	5	If properly presented, a shareholder proposal to subject termination pay to shareholder approval

Board Vote Recommendation		Board Vote Recommendation		Board Vote Recommendation		Board Vote Recommendation		Board Vote Recommendation
✓	FOR	✓	FOR	✓	ONE YEAR	✓	FOR	X	AGAINST
Page 6		Page 25		Page 26		Page 54		Page 56

2	CTS 2023 Proxy Statement

Business Performance Highlights*

●	Sales were $586.9 million, up 14% year-over-year, driven by strength in non-transportation end markets. Non-transportation revenue grew 24%, while transportation revenue grew 7% compared to 2021.

●

Net income was $59.6 million at 10% of sales, compared to a net loss of $(41.9) million or (8%) of sales in 2021. Net income in 2021 was impacted by a non-cash charge of $96.6 million relating to the termination of the U.S. pension plan.

●	Earnings per share was $1.85 per diluted share, compared to $(1.30) per diluted share, in 2021.

●	Adjusted diluted EPS was $2.46, up from $1.93 in 2021.

●	Adjusted EBITDA margin was 22.8%, up from 21.0% in 2021.

●	Operating cash flow was $121.2 million, up from $86.1 million in 2021.

Governance Highlights

●	Annual Election of Directors

●	Majority Voting Standard for Uncontested Director Elections and Director Resignation Policy

●	All Directors are Independent except for the Chairman

●	Diverse and Highly Skilled Board that Provides a Range of Viewpoints

●	Independent Audit, Compensation and Talent and Nominating, Governance and Sustainability Committees

●	Executive Sessions of Independent Directors after each Board Meeting led by the Lead Independent Director

●	Annual “Say-on-Pay” Advisory Vote

●	Anti-Hedging/Anti-Pledging Policies for Directors, Officers and Certain Employees

*	A reconciliation of each non-GAAP financial measure to its most directly comparable GAAP financial measure is included in the Appendix to this Proxy Statement.

CTS 2023 Proxy Statement	3

Director Nominees

Nominee	Age	Director Since	Independent	Other Public Boards	Committee Memberships
					A	C&T	NG&S	T&T

Donna M. Costello	50	2021	✓	—	Chair	✓

William S. Johnson	66	2015	✓	—	✓	Chair		✓

Kieran M. O’Sullivan*	61	2013		1				Chair

Robert A. Profusek+	73	1998	✓	2		✓	Chair

Randy L. Stone	56	2023	✓	—			✓	✓

Alfonso G. Zulueta	60	2018	✓	2	✓		✓

A	Audit
C&T	Compensation and Talent
NG&S	Nominating, Governance and Sustainability
T&T	Technology and Transactions
+	Lead Independent Director
*	Chairman of the Board

4	CTS 2023 Proxy Statement

Forward-Looking Statements/Non-GAAP Financial Measures

This Proxy Statement contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events, and any other statements that are not based solely on historical fact. Forward-looking statements are based on management’s expectations, certain assumptions and currently available information. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause CTS’ actual results, performance or achievements to differ materially from those presented in the forward-looking statements. Examples of factors that may affect future operating results and financial condition include, but are not limited to: the ultimate impact of the COVID-19 pandemic on CTS’ business, results of operations or financial condition, including supply chain disruptions; changes in the economy generally, including inflationary and/or recessionary conditions, and in respect to the business in which CTS operates, unanticipated issues in integrating acquisitions, including our acquisitions of TEWA and Ferroperm; the results of actions to reposition CTS’ business; rapid technological change; general market conditions in the transportation, as well as conditions in the industrial, aerospace and defense, and medical markets; reliance on key customers; unanticipated public health crises, natural disasters or other events; environmental compliance and remediation expenses; the ability to protect CTS’ intellectual property; pricing pressures and demand for CTS’ products; and risks associated with CTS’ international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks (including, without limitation, the potential impact U.S./China relations and the conflict between Russia and Ukraine may have on our business, results of operations and financial condition). Many of these, and other risks and uncertainties, are discussed in further detail in Item 1A. of CTS’ Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission. CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

The information included in this Proxy Statement includes the non-GAAP financial measures of adjusted EBITDA, adjusted net earnings, and adjusted diluted EPS. A reconciliation of each non-GAAP financial measure to its most directly comparable GAAP financial measure is included in the Appendix to this Proxy Statement. CTS believes that adjusted EBITDA, adjusted net earnings and adjusted diluted EPS provide useful information to investors regarding its operational performance because they enhance an investor’s overall understanding of CTS’ core financial performance and facilitate comparisons to historical results of operations, by excluding items that are not related directly to the underlying performance of CTS’ fundamental business operations or were not part of CTS’ business operations during a comparable period. In addition, CTS’ management uses these measures when assessing the performance of the business and for business planning purposes. These non-GAAP financial measures are intended to supplement, not replace, CTS’ presentation of its financial results in accordance with U.S. GAAP.

CTS 2023 Proxy Statement	5

Proposal 1: Election of Directors

Board Composition and Commitment to Diversity

Randy L. Stone was appointed to the Board in February 2023 following a search process overseen by the Board’s Nominating, Governance and Sustainability Committee with the assistance of an independent search firm. Information about Mr. Stone’s experience and qualifications can be found on page 12 of this Proxy Statement.

Ye Jane Li decided not to stand for re-election to the Company’s Board of Directors at the Annual Meeting. Ms. Li’s decision was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. CTS thanks Ms. Li for her service and contributions to the Company during her time as a member of the Board of Directors and wishes her well in future endeavors.

CTS has benefitted from having a diverse Board of Directors who possess the experience necessary to provide the appropriate governance oversight and strategic direction for the Company. Prior to Ms. Li’s departure, over 40% of CTS’ directors were women and/or racially/ethnically diverse. CTS is actively engaged in a search for additional candidates to serve as members of its Board of Directors with the goal of adding directors of diverse backgrounds.

CTS’ Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time to time by the Board. Effective as of the Annual Meeting, the size of the Board will be reduced to six. Accordingly, there are six director nominees for election.

Detailed information on each director nominee is provided below. All directors are elected annually and serve one-year terms, or until their successors are elected and qualified.

✓	The Board of Directors unanimously recommends a vote FOR each director nominee.

6	CTS 2023 Proxy Statement

Proposal 1: Election of Directors

Board Skills, Qualifications, Experience and Demographics

Summary of Director Skills, Qualifications and Experience	Donna M. Costello	William S. Johnson	Kieran M. O’Sullivan	Robert A. Profusek	Randy L. Stone	Alfonso G. Zulueta

Accounting/Audit	✓	✓

Corporate Governance/Ethics	✓	✓	✓	✓	✓	✓

Cybersecurity/Privacy	✓		✓

Executive Experience	✓	✓	✓	✓	✓	✓

Financial Expertise/Literacy	✓	✓	✓	✓	✓	✓

HR/Compensation	✓	✓	✓	✓

Industry/End-Market Experience	✓	✓	✓	✓	✓	✓

International Business	✓	✓	✓	✓	✓	✓

Leadership and Strategy	✓	✓	✓	✓	✓	✓

Legal/Regulatory				✓

Mergers and Acquisitions		✓	✓	✓	✓

Operations			✓		✓	✓

Public Company Board Experience	✓	✓	✓	✓		✓

Risk Management	✓	✓	✓	✓		✓

Strategic Planning/Oversight			✓		✓	✓

Technology			✓

Years Served on the Board	2	8	10	25	0	5
Demographics

Race/Ethnicity

African American

Asian/Pacific Islander						✓

Hispanic/Latino						✓

LGBTQ+

Native American

White/Caucasian	✓	✓	✓	✓	✓

Gender

Male		✓	✓	✓	✓	✓

Female	✓

CTS 2023 Proxy Statement	7

Proposal 1: Election of Directors

Nominees for the Board of Directors. Each director nominee named below is currently a director of CTS. The ages shown are as of March 31, 2023, the date of this Proxy Statement. Each director nominee has agreed to serve as a director if elected. If one or more of the nominees becomes unavailable for election, the remaining members of the Board will, in their sole discretion and pursuant to authority granted by the CTS Bylaws, nominate and vote for a replacement director or reduce the authorized number of directors.

Age: 50 Director since: 2021

Donna M. Costello

Professional Experience:

Ms. Costello served as Chief Financial Officer of C&D Technologies, Inc., a global leader in energy storage solutions and services for the telecommunications, utility, uninterruptible power supply, cable, broadband and renewable energy markets, from 2016 to 2020. She served as Chief Financial Officer (from 2008 to 2016) and Vice President, Controller and Chief Accounting Officer (from 2002 to 2008) of Sequa Corporation, which, through its subsidiary Chromalloy, is a global technology company and a leading solutions provider for aircraft engines and gas turbines. From 1995 to 2002, Ms. Costello held the role of Senior Manager with Arthur Andersen, LLP.

From 2019 until its acquisition in 2022 by Mativ, Ms. Costello was a member of the Board of Directors of Neenah, Inc. (formerly, NYSE: NP), a global manufacturer of specialty materials, including filtration media, specialty coatings and imaging and packaging solutions, serving as Chair of the Audit Committee and as a member of the Compensation Committee. Ms. Costello was a member of the Board of Directors of the towing and trailering equipment producer, Horizon Global Corporation (formerly, NASDAQ: HZN), from 2021 until its acquisition by First Brands Group in 2023, serving as a member of the Audit Committee.

The Board believes that Ms. Costello’s executive-level experience in a wide range of market segments CTS serves, and her financial expertise having served as a Chief Financial Officer and Chief Accounting Officer of large corporations, make her well qualified to serve as a director.

Committee Assignments:

•  Audit (Chair)

•  Compensation and Talent

Skills and Experience Highlights:

•  Accounting/Audit

•  Cybersecurity/Privacy

•  Experience as a Chief Financial Officer and Chief Accounting Officer

•  Financial Expertise/Literacy

•  International Business Experience

•  Industry/End-Market Experience

•  Public Company Board Experience

•  Risk Management

8	CTS 2023 Proxy Statement

Proposal 1: Election of Directors

Age: 66 Director since: 2015

William S. Johnson

Professional Experience:

Mr. Johnson served as Chief Financial Officer of Cabot Microelectronics Corporation (formerly NASDAQ: CCMP) for almost fifteen years, first as Vice President, from April 2003 until April 2013, and then as Executive Vice President, until January 2018. Mr. Johnson served as Senior Advisor to the Chief Executive Officer from January 2018 until January 2019. Cabot Microelectronics, later known as CMC Materials, Inc., and now a wholly owned subsidiary of Entegris, Inc. (NASDAQ: ENTG), is a leading supplier of advanced materials primarily for the semiconductor industry. From August 2000 until March 2003, Mr. Johnson served as Executive Vice President and Chief Financial Officer of Budget Group, Inc., (formerly NYSE: BD), the globally recognized car rental company, now a part of the Avis Budget Group (NASDAQ: CAR). From 1983 to 1999, Mr. Johnson served in various finance and management roles of increasing responsibility with BP Amoco (NYSE: BP), the global oil, gas and chemical company.

The Board believes that Mr. Johnson’s experience as a Chief Financial Officer of a publicly traded corporation serving global markets, in addition to his financial expertise in a range of industries, substantial risk management skills and broad international business experience, make him well qualified to serve as a director.

Committee Assignments:

•  Audit

•  Compensation and Talent (Chair)

•  Technology and Transactions

Skills and Experience Highlights:

•  Accounting/Audit

•  Experience as a Chief Financial Officer

•  Financial Expertise/Literacy

•  HR/Compensation

•  International Business Experience

•  Industry/End-Market Experience

•  Mergers and Acquisitions

•  Public Company Board Experience

•  Risk Management

CTS 2023 Proxy Statement	9

Proposal 1: Election of Directors

Age: 61 Director since: 2013

Kieran M. O’Sullivan

Professional Experience:

Mr. O’Sullivan joined CTS in January 2013 as President and Chief Executive Officer and was appointed Chairman of the Board in May 2014. From 2006 until 2012, Mr. O’Sullivan served in several executive-level roles with Continental A.G., a global business focused on technology solutions and products for the transportation and mobility industries, first serving as Executive Vice President of the Global Infotainment and Connectivity business and later adding responsibility for its NAFTA Interior Division. From 2004 until 2006, Mr. O’Sullivan served as Corporate Vice President of Motorola’s Automotive business.

Since 2015, Mr. O’Sullivan has been a member of the Board of Directors of LCI Industries (NYSE: LCII), a supplier of engineered components for manufacturers of recreational vehicles, manufactured homes, marine applications and for related aftermarkets, and currently serves as Chair of the Risk Committee and as a member of the Audit and Corporate Governance, Nominating and Sustainability Committees.

The Board believes that Mr. O’Sullivan’s nearly 30 years of leadership experience in operations, strategy, mergers and acquisitions, and general management in the manufacturing, electronics and automotive business segments, make him well qualified to serve as a director.

Committee Assignments:

•  Technology and Transactions (Chair)

Skills and Experience Highlights:

•  Financial Expertise/Literacy

•  International Business Experience

•  Industry/End-Market Experience

•  Mergers and Acquisitions

•  Operations

•  President and CEO of the Company

•  Public Company Board Experience

•  Risk Management

10	CTS 2023 Proxy Statement

Proposal 1: Election of Directors

Age: 73 Director since: 1998	Robert A. Profusek

Professional Experience:

Mr. Profusek is a partner with Jones Day, a leading global law firm, where he serves as the Chair of the Global Mergers and Acquisitions practice. Since joining Jones Day in 1975, Mr. Profusek has been recognized as one of the world’s leading mergers and acquisitions and corporate governance lawyers. He has worked on hundreds of mergers, acquisitions and buyouts and has advised many boards and director committees on sensitive governance matters.

Since 2005, Mr. Profusek has been a member of the Board of Directors of Valero Energy Corporation (NYSE: VLO), the largest independent petroleum refiner in the world and the world’s second largest renewable fuels producer, currently serving as Lead Independent Director and as a member of the Human Resources and Compensation and Sustainability and Public Policy Committees. In 2018, Mr. Profusek joined the Board of Directors of Kodiak Sciences, Inc., (NASDAQ: KOD), a biopharmaceutical company specializing in therapeutics to treat chronic, high-prevalence ophthalmic diseases, and currently serves as Lead Independent Director, Chair of the Nominating and Governance Committee and as a member of the Compensation Committee.

The Board believes that Mr. Profusek’s substantial experience in corporate governance and transactions, as well as serving as a director of several other publicly traded companies, make him well qualified to serve as a director.

Committee Assignments:

•  Nominating, Governance and Sustainability (Chair)

•  Compensation and Talent

Skills and Experience Highlights:

•  Corporate Governance/Ethics

•  Financial Expertise/Literacy

•  Legal/Regulatory

•  Mergers and Acquisitions

•  Public Company Board Experience

•  Risk Management

CTS 2023 Proxy Statement	11

Proposal 1: Election of Directors

Age: 56 Director since: 2023	Randy L. Stone Professional Experience:

Mr. Stone served as the President of DuPont’s (NYSE: DD) Mobility and Materials segment, a leading provider of engineered polymers, performance resins and advanced solutions serving the electronics, industrial, consumer and transportation markets, from 2016 until November 2022 when DuPont divested the majority of the business. From 2012 until 2015, Mr. Stone served as a Director of Investor Relations for DuPont, during which time he gained extensive experience interacting with institutional investors and analysts. Prior to that, Mr. Stone served as a DuPont Regional Director in Asia, based in Shanghai, China.

The Board believes that Mr. Stone’s executive-level experience with a global company, his investor relations and corporate development experience and understanding of end markets aligned with the Company’s strategies, make him well qualified to serve as a director.

Committee Assignments:

•  Nominating, Governance and Sustainability

•  Technology and Transactions

Skills and Experience Highlights:

•  Corporate Governance/Ethics

•  Executive Experience

•  International Business Experience

•  Industry/End-Market Experience

•  Investor Relations

•  Mergers and Acquisitions

•  Operations

12	CTS 2023 Proxy Statement

Proposal 1: Election of Directors

Age: 60 Director since: 2018	Alfonso G. Zulueta

Professional Experience:

Mr. Zulueta spent over three decades in various roles of increasing responsibility with Eli Lilly and Company (NYSE: LLY), a global pharmaceutical company, including as Vice President of Global Marketing, President of Global Oncology and Critical Care Products and, most recently, as President of International responsible for all geographies outside the United States and Canada, from 2017 until his retirement at the end of 2021. Mr. Zulueta also served as a corporate officer and a member of Eli Lilly and Company’s Executive Committee. Mr. Zulueta previously served as a member of the board of the European Federation of Pharmaceutical Industries and Associations and the U.S.-Japan Business Council.

Mr. Zulueta currently serves on the Board of Directors of Amarin Corporation (NASDAQ: AMRN), a global biopharmaceutical company that specializes in medicines for the treatment of cardiovascular disease, where he is a member of the Compensation Committee. Mr. Zulueta also currently serves on the Board of Directors of Syneos Health, Inc. (NASDAQ: SYNH), an integrated biopharmaceutical services provider, where he is a member of the Nominating and Corporate Governance and Compensation Committees.

The Board believes that Mr. Zulueta’s broad global management experience, his exposure to a range of cultures, and his deep experience in medical markets, make him well qualified to serve as a director.

Committee Assignments:

•  Audit

•  Nominating, Governance and Sustainability

Skills and Experience Highlights:

•  Executive Experience

•  Financial Expertise/Literacy

•  International Business Experience

•  Industry/End-Market Experience

•  Operations

•  Public Company Board Experience

✓	The Board of Directors unanimously recommends a vote FOR each director nominee.

CTS 2023 Proxy Statement	13

Committees of the Board of Directors

Committee Membership

Director	Audit Committee	Compensation and Talent Committee*	Nominating, Governance and Sustainability Committee	Technology and Transactions Committee

Donna M. Costello	C	✓

Gordon Hunter(1)			✓	C

William S. Johnson	✓	C		✓

Ye Jane Li(3)			✓	✓

Kieran M. O’Sullivan(2)				C

Robert A. Profusek		✓	C

Randy L. Stone			✓	✓

Alfonso G. Zulueta	✓		✓

✓	Member C Chair

*

In 2022, the Board changed the name of this Committee from the “Compensation Committee” to the “Compensation and Talent Committee” and updated its charter to reflect the Committee’s new role in reviewing and consulting with the Company about its talent management strategies, programs and initiatives, including those relating to diversity, equity and inclusion.

(1)

Prior to Mr. Hunter’s departure from the Board on September 23, 2022, he served as Chair of the Technology and Transactions Committee and as a member of the Nominating, Governance and Sustainability Committee until such date. Mr. Hunter also served as a member of the Audit Committee until February 10, 2022.

(2)	Mr. O’Sullivan became Chair of the Technology and Transactions Committee following Mr. Hunter’s departure from the Board on September 23, 2022.

(3)	Ms. Li decided not to stand for re-election to the Company’s Board of Directors at the Annual Meeting.

Audit Committee

The Audit Committee is a standing committee of the Board. Directors Costello, Johnson and Zulueta are the current members of the Audit Committee and each is financially literate and meets the independence standards applicable to audit committee members under the NYSE Corporate Governance Listing Standards, as well as the CTS Corporation Corporate Governance Guidelines and the Audit Committee Charter. Ms. Costello is the current Chair of the Audit Committee. Mr. Hunter, a former member of the Board, served as a member of the Audit Committee until February 10, 2022. The Board has determined that Ms. Costello, Mr. Johnson and Mr. Zulueta each qualify as an audit committee financial expert under the criteria set forth in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee held eight meetings in 2022. A copy of the Audit Committee Charter can be found in the governance section of the Company’s website at https://investors.ctscorp.com.

The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and non-audit engagements and reviewing the independence and quality of the independent auditor. The Audit Committee reviews audit plans, audit reports, systems of internal accounting controls, audit results and recommendations of the independent auditor and the internal audit department. The Audit Committee also reviews and discusses with management CTS’ financial statements, earnings releases and earnings guidance. In addition, the Audit Committee reviews CTS’ annual enterprise risk assessment and cybersecurity controls as well as the Company’s compliance with public-company regulatory requirements and its Code of Ethics.

3	committee members
8	meetings in 2022

14	CTS 2023 Proxy Statement

Committees of the Board of Directors

Compensation and Talent Committee

The Compensation and Talent Committee is a standing committee of the Board. Directors Costello, Johnson and Profusek are the current members of the Compensation and Talent Committee and each is an independent director as defined by the NYSE Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. Mr. Johnson is the current Chair of the Compensation and Talent Committee. Mr. Zulueta served as a member of the Compensation and Talent Committee until February 10, 2022. The Compensation and Talent Committee held four meetings in 2022. A copy of the Compensation and Talent Committee Charter can be found in the governance section of the Company’s website at https://investors.ctscorp.com.

The Compensation and Talent Committee establishes executive compensation policies and reviews and approves director and executive officer compensation, as further described in the Compensation Discussion and Analysis section of this Proxy Statement. The Chief Executive Officer recommends the form and level of compensation for each executive officer other than himself to the Compensation and Talent Committee. The Compensation and Talent Committee reviews and approves corporate goals and objectives relevant to the executive officers, including the Chief Executive Officer, evaluates the Chief Executive Officer’s performance against those objectives and makes recommendations to the Board regarding the Chief Executive Officer’s compensation.

3	committee members
4	meetings in 2022

The Compensation and Talent Committee may delegate certain authority as provided for in its Charter. The Compensation and Talent Committee also administers the CTS Corporation 2018 Equity and Incentive Compensation Plan, including the annual equity awards thereunder and has delegated to management the oversight of those programs for participants who are not executive officers. In addition, the Compensation and Talent Committee reviews director compensation annually and makes recommendations regarding director compensation to the Board for approval. The Compensation and Talent Committee also periodically reviews and consults with the Company about its strategies, initiatives and programs with respect to talent management, which may include the Company’s culture, talent recruitment, development and retention, employee engagement and diversity, equity and inclusion initiatives and periodically informs the Board of such strategies, programs and initiatives.

The Compensation and Talent Committee may, from time to time, direct senior functionaries of the Company’s human resources department to research specific issues and make recommendations to the Compensation and Talent Committee. In addition, the Compensation and Talent Committee directly engaged Compensation Strategies, Inc. (“Compensation Strategies”) to serve as its independent compensation consultant until April 25, 2022. The Compensation and Talent Committee then directly engaged Exequity, LLP (“Exequity”) to serve as its independent compensation consultant. The Compensation and Talent Committee has assessed the independence of both Compensation Strategies and Exequity, as required under the NYSE Corporate Governance Listing Standards. The Compensation and Talent Committee has also considered and assessed all relevant factors, including those required by the Securities and Exchange Commission (“SEC”), that could give rise to a potential conflict of interest with respect to Compensation Strategies and Exequity. Based on these reviews, the Compensation and Talent Committee did not identify any conflict of interest raised by the work performed by Compensation Strategies or Exequity. For more information regarding the role of the Compensation and Talent Committee’s independent compensation consultant and our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this Proxy Statement.

Compensation and Talent Committee Interlocks and Insider Participation. Directors Costello, Johnson, Profusek and Zulueta each served on the Compensation and Talent Committee during 2022. During 2022, no executive officer of CTS served as a director of any other entity for which any CTS director was an executive officer.

CTS 2023 Proxy Statement	15

Committees of the Board of Directors

Nominating, Governance and Sustainability Committee

The Nominating, Governance and Sustainability Committee is a standing committee of the Board. Directors Li, Profusek, Stone and Zulueta are the current members of the Nominating, Governance and Sustainability Committee and each is an independent director as defined by the NYSE Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. Mr. Profusek is the current Chair of the Nominating, Governance and Sustainability Committee. Mr. Hunter, a former member of the Board, served as Chair of the Nominating, Governance and Sustainability Committee until February 10, 2022.

The Nominating, Governance and Sustainability Committee held three meetings in 2022. A copy of the Nominating, Governance and Sustainability Committee Charter can be found in the governance section of the Company’s website at https://investors.ctscorp.com.

The Nominating, Governance and Sustainability Committee reviews and makes recommendations to the Board concerning committee assignments and director nominees for election at the Annual Meeting of Shareholders and oversees director recruitment efforts. The Nominating, Governance and Sustainability Committee reviews and makes recommendations to the Board regarding CTS officers for election and succession, including succession planning for the Chief Executive Officer. The Nominating, Governance and Sustainability Committee also updates and refines the CTS Corporation Corporate Governance Guidelines for the approval of the Board and makes recommendations on matters of corporate governance.

4	committee members
3	meetings in 2022

The Nominating, Governance and Sustainability Committee is also responsible for reviewing, evaluating and consulting with the Company regarding its environmental, social and governance policies and initiatives, and advising the Board regarding such initiatives. The Nominating, Governance and Sustainability Committee receives regular reports from management on the Company’s environmental, social and governance policies and initiatives.

CTS does not have a formal policy concerning whether the Nominating, Governance and Sustainability Committee will consider director nominees submitted by shareholders. CTS did not receive any shareholder director nominees for election at the Annual Meeting. At this time, the Board does not believe a formal policy regarding shareholder director nominees is necessary since CTS’ Bylaws provide a process for nomination of directors and no shareholder nominations for director have been received in past years.

The Nominating, Governance and Sustainability Committee reviews with the Board, on an annual basis, the requisite skills and director characteristics of any new members as well as the composition of the Board as a whole. This review includes an assessment of whether each non-management director qualifies as independent and an assessment of the diversity, age, skills and experience of the directors in the context of the needs of the Board. Although the Nominating, Governance and Sustainability Committee has not established any specific minimum criteria or qualifications that a candidate must possess, the Nominating, Governance and Sustainability Committee seeks a diverse selection of candidates who possess the experience necessary to make a valuable contribution to the Board. The Board does not have a formal diversity policy; it construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills, and other individual qualities, in addition to race, gender, national origin and other similar characteristics. The Board believes that its efforts to foster a diverse board have been effective; while all directors are skilled in business, a variety of points of view, educational backgrounds and experiences are represented on the Board. The Nominating, Governance and Sustainability Committee may retain and pay search firms for the purpose of identifying and evaluating director candidates.

16	CTS 2023 Proxy Statement

Committees of the Board of Directors

Technology and Transactions Committee

The Technology and Transactions Committee reviews and makes recommendations to management regarding CTS’ technology strategy, new product development programs, innovation strategies and performance in the context of targeted market segments and strategic goals, as well as the Company’s organic development of technology and opportunities to acquire technology directly or through business acquisition or combination transactions. The Technology and Transactions Committee also reviews, on a preliminary basis, possible acquisitions, divestitures or other transactions identified by management for possible consideration by the Board, assesses existing and future trends and threats in technology that may impact the Company’s strategy, and reports activities of the Committee to the Board.

Directors Johnson, Li, O’Sullivan and Stone are the current members of the Technology and Transactions Committee. Mr. O’Sullivan currently serves as the Chair. Mr. Hunter, a former member of the Board, served as Chair of the Technology and Transactions Committee until September 23, 2022. The Technology and Transactions Committee held four meetings in 2022. A copy of the Technology and Transactions Committee Charter can be found in the governance section of the Company’s website at https://investors.ctscorp.com.

4	committee members
4	meetings in 2022

CTS 2023 Proxy Statement	17

Further Information Concerning the Board of Directors

Attendance

During 2022, the Board held five meetings and all of the directors attended at least 75% of the regular meetings of the Board and the standing committees of which they were then members, either in person, by telephone or by video conference. It is the policy of the Board that each director endeavor to attend each Annual Meeting of Shareholders, unless exigent circumstances arise. Each director standing for re-election at the 2022 Annual Meeting of Shareholders attended that meeting.

Director Independence

In addition to the NYSE Corporate Governance Listing Standards, the CTS Corporation Corporate Governance Guidelines govern the determination of whether a director is independent. A copy of the CTS Corporation Corporate Governance Guidelines can be found in the governance section of the Company’s website at https://investors.ctscorp.com.

The Board has determined that each non-management director that served in 2022 and each non-management director nominee is or was an independent director and has or had no material relationship with CTS, apart from his or her service as a director. For purposes of determining whether a director has a material relationship with CTS apart from his or her service as a director, the Board has determined that any transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K shall be deemed categorically immaterial.

Review and Approval of Transactions with Related Persons

CTS does not have a specific written policy regarding transactions with related persons. However, CTS does have written policies and procedures regarding conflicts of interest including those in its Code of Ethics. The CTS Corporation Corporate Governance Guidelines provide that the Nominating, Governance and Sustainability Committee shall review any transaction that might be construed to disqualify a director as independent (including any transactions that are required to be reported under Item 404(a) of Regulation S-K) and, if appropriate, make a recommendation that the Board approve such transaction. The Board would then review and, if appropriate, approve such transaction. The Nominating, Governance and Sustainability Committee Charter further provides that the Nominating, Governance and Sustainability Committee shall review any potential director conflict of interest and recommend appropriate action to the Board. CTS employees, including executive officers, are subject to the CTS Code of Ethics, which governs conflicts of interest. Generally, the Nominating, Governance and Sustainability Committee is responsible for reviewing and overseeing any related person transactions involving directors and the Audit Committee is responsible for reviewing and overseeing any related person transactions involving executive officers or other related persons other than directors.

Meetings of Non-Management Directors

It is the policy of the Board to hold an independent session excluding management directors at each regular Board meeting. In 2022, an independent session was held at each regular Board meeting. The Lead Independent Director of the Board presides over the independent sessions.

Board Leadership Structure

CTS does not have a policy as to whether the role of Chief Executive Officer and Chairman of the Board should be separate or combined, or whether the Chairman should be a management or non-management director. In the recent past, the Board has been structured with an independent or non-management director as Chairman and alternatively structured with a combined Chairman/Chief Executive or Executive Chairman and Chief Executive Officer. Currently, Mr. O’Sullivan serves as Chairman of

18	CTS 2023 Proxy Statement

Further Information Concerning the Board of Directors

the Board, President and Chief Executive Officer and Mr. Profusek serves as Lead Independent Director. Mr. O’Sullivan is the only CTS director who is not independent. He does not receive any additional compensation for his service on the Board.

The Lead Independent Director is the leader of the independent directors, and leads all sessions of independent directors, which normally occur at the end of each regular Board meeting. A full description of his duties is as follows:

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Approve meeting agendas and schedules for the Board;

•	Review key strategic initiatives presented to the Board;

•

Serve as a liaison between the Chairman and the independent directors. To that end, ensure personal availability for consultation and communication with independent directors and with the Chief Executive Officer, as appropriate;

•	Call special meetings of the independent directors, as the Lead Independent Director may deem to be appropriate;

•

Be available, at the request of major shareholders, for consultation and direct communication. Respond directly to shareholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, consulting on such with the Chief Executive Officer or other directors as the Lead Independent Director may deem appropriate;

•	Act as a sounding board for the Chief Executive Officer and/or independent directors with respect to strategies, plans, organization, relationships, accountabilities and other issues;

•	Between regularly scheduled Board meetings discuss with the Chief Executive Officer key corporate risks and current issues and plans for presentations on such to the full Board or its committees;

•	Lead the independent directors in appraising the Chief Executive Officer’s performance at least annually; and

•	Lead the directors in appraising the Board’s performance at least annually.

The General Counsel and Corporate Secretary’s Office provides support to the Lead Independent Director in fulfilling his role. The Lead Independent Director receives an annual retainer of $20,000 in addition to his ordinary director compensation, for the additional services the Lead Independent Director provides. The Board believes this leadership structure is effective, efficient, appropriate to CTS’ size and complexity and represents a cost-effective allocation of responsibilities.

Contrasting with the cost and efficiency benefits is the desire to ensure that control over both management and corporate governance is not overly invested in one person. The Board is confident that, as currently constituted, it will provide ample counterbalance to a combined Chairman and Chief Executive Officer and that it continues to provide suitable independent oversight of management. The independent directors on the Board are all accomplished professionals possessing substantial business and business-related experience as described in this Proxy Statement. Additionally, most have served on the Board for a number of years. As discussed above, the independent directors meet in separate session excluding management at each regular meeting of the Board. Further, any director has the right to submit items to be heard at any Board meeting. Lastly, the independent directors outnumber the one non-independent director, the combined Chairman and Chief Executive Officer, by a large supermajority.

Board of Directors’ Role in Risk Oversight

As a part of its oversight function, the Board monitors how management operates the Company. Risk is an important part of deliberations at the Board and committee levels throughout the year. Committees consider risks associated with their particular areas of responsibility. The Board conducts periodic reviews of corporate risk management policies and procedures and annually reviews risk assessments prepared by management as a part of CTS’ enterprise risk management process. The enterprise risk management process evaluates CTS’ major risk exposures and the steps management has taken to monitor and mitigate these exposures. Therefore, the Board and its committees consider among other items, the relevant risks to CTS when granting authority to management and approving business strategies. The Board has utilized this risk management structure for a number of years. Although the Board retains the right to make changes in risk oversight responsibilities from time-to-time, the

CTS 2023 Proxy Statement	19

Further Information Concerning the Board of Directors

Board anticipates that the risk management responsibilities will continue in a substantially similar manner as described above, whether or not the Board’s leadership structure changes.

Director Education

The CTS Corporation Corporate Governance Guidelines encourage all directors to participate in director continuing education programs. CTS reimburses directors for attendance at such programs. In addition, management monitors and reports to the directors regarding significant corporate governance initiatives. The directors also receive a presentation on new developments in corporate governance at least annually.

Stock Ownership Guidelines for Executives and Directors

The Board has adopted stock ownership guidelines that apply to directors and executives to increase the alignment of their interests with those of our shareholders and promote enduring shareholder value. The guidelines are administered by the Compensation and Talent Committee, and as part of that process the Compensation and Talent Committee periodically reviews the guidelines and directors’ and executive officers’ progress against the requirements of the guidelines and recommends to the Board any changes that may be appropriate. The stock ownership levels included in the guidelines for our Chief Executive Officer, other executive officers and directors are as follows:

•	Chief Executive Officer: 5.5x annual base salary;

•	Chief Financial Officer: 3x annual base salary;

•	General Counsel, Corporate Secretary: 3x annual base salary;

•	Other Executive Officers: 3x annual base salary; and

•	Directors: 5.5x annual retainer.

In each case, the share ownership guideline level will be recalculated whenever the Chief Executive Officer or other executive officer receives an increase in base salary or, in the case of directors, whenever the directors’ annual retainer is increased. In calculating compliance with the guidelines, each executive officer and director is credited with one share unit for (1) each share of the Company’s stock beneficially owned by such executive or director including shares of restricted stock; and (2) each restricted stock unit, directors’ deferred common stock unit and share subject to a stock option which such executive or director holds. CTS currently does not grant executive officers or directors stock options and none are outstanding. Both vested and non-vested shares of restricted stock and restricted stock units are included in calculating the total share units. Unvested performance equity awards and shares subject to non-vested stock options are not included in the calculation. Each director and executive officer has a period of six years from his or her initial election/appointment to attain the applicable share ownership level. The Compensation and Talent Committee or the Board, as applicable may, in its discretion, reduce future grants to any director or executive officer who does not comply with the restrictions on dispositions of shares as set forth in the stock ownership guidelines. A copy of the stock ownership guidelines can be found in the governance section of the Company’s website at https://investors.ctscorp.com.

Messrs. O’Sullivan and Agrawal hold shares in excess of the minimum requirements. Messrs. Murray and Baumeister became executive officers in August 2022 and commenced employment with the Company in 2018 and 2020 respectively, and currently do not hold shares in excess of the minimum requirement, but are within the initial six-year compliance period. Similarly, Mr. D’Angelo commenced employment with the Company in 2021 and currently does not hold shares in excess of the minimum requirement, but is within the initial six-year compliance period. All directors hold shares in excess of the minimum requirement with the exception of Ms. Li, Ms. Costello and Mr. Stone, who joined the Board in 2020, 2021 and 2023, respectively, and are within the initial six-year compliance period.

20	CTS 2023 Proxy Statement

Further Information Concerning the Board of Directors

Director Resignation Policy

The CTS Corporation Corporate Governance Guidelines designate the circumstances under which a director must offer his or her resignation to the Board in connection with a change of employment or a failure to receive the required vote by the shareholders. The Guidelines also require that a director tender his or her resignation effective as of the next occurring Annual Meeting of Shareholders after the date on which he or she reaches the age of 75. The Nominating, Governance and Sustainability Committee may recommend to the full Board that an exception be made to this policy. The Board will evaluate the best interest of CTS and its shareholders and may consider any factors it deems relevant in deciding whether to accept a director’s resignation.

Code of Ethics

CTS has adopted a Code of Ethics that applies to all CTS employees, including the principal executive officer, the principal financial officer, the principal accounting officer and/or controller, and all other executive officers and non-management directors. The Code of Ethics includes ethical standards concerning conflicts of interest and potential conflicts of interest. The Code of Ethics also includes the Company’s policies prohibiting workplace harassment and discrimination, compliance with anti-corruption, antitrust and trade laws, policy against insider trading and stock tipping and requirements addressing the accurate and timely reporting of the Company’s financial information.

The Company, through a third-party provider, maintains an Ethics and Compliance Hotline which may be used to report violations of the Code of Ethics and other misconduct. Reports can be made over the phone or through the third-party provider’s website. The Ethics and Compliance Hotline is available 24/7, permits anonymous reporting and supports reports in applicable local languages. The Company holds annual training sessions on the Code of Ethics and other compliance-related topics.

The Audit Committee is responsible for reviewing compliance with the Code of Ethics and reviews any potential conflict of interest involving an executive officer. A copy of the Code of Ethics can be obtained free of charge from the Corporate Secretary upon request or found in the governance section of the Company’s website at https://investors.ctscorp.com.

Communications to Directors

Shareholders and other interested parties may address written communications to individual directors, including non-management directors, or to the Board, by writing to the Corporate Secretary at CTS’ principal executive offices located at 4925 Indiana Avenue, Lisle, Illinois 60532. All communications from shareholders must include the name and address of the shareholder as it appears on the record books of CTS and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. The Corporate Secretary will compile such communications and forward them to the directors on a periodic basis. However, the Corporate Secretary has authority to disregard any communication that is primarily an advertisement or solicitation or is threatening, obscene or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any non-management director upon request.

CTS 2023 Proxy Statement	21

ESG - 2022 Key Highlights

ESG – 2022 Key Highlights

At CTS, our mission is to enable an intelligent and seamless world. We continually strive to fulfill our mission by being instrumental in helping our customers and their products shape the future, including by designing highly-engineered components that make our customers’ products smarter with effective and efficient technologies that allow systems to sense, connect, and move. We also understand that we have a responsibility to help shape not only a smarter future—but one that is more sustainable for future generations—and that making sustainable business choices creates long-term value for the Company, our stakeholders and the communities in which we do business.

We made meaningful progress on environmental, social and governance (“ESG”) initiatives in 2022, the details of which are described in our forthcoming 2022 ESG Report that we expect to publish in April 2023. Some of our key accomplishments include the following:

•

Implemented our first Sustainability Scorecard aligned with our Sustainability Accounting Standards Board[1] industry-specific standard to facilitate the collection of key data, including greenhouse gas emissions, and establish an accurate baseline of information from which to measure our future progress and support the publication of our inaugural ESG Report.

•	Enhanced our legacy of community outreach by devoting more than 4,400 hours of community service through CTS CARES – our global program designed to promote charitable giving and community involvement.

•	Advanced our efforts in the area of diversity, equity and inclusion by:

•	Increasing the number of women in leadership positions in our business from 21% to 26%.

•	Expanding the role of our Compensation Committee (now the “Compensation and Talent Committee”) to give our Board of Directors improved visibility to our talent and diversity initiatives.

•

Establishing our first Diversity, Equity and Inclusion Committee – a committee comprised of a diverse, cross-functional team of our global employees dedicated to developing and advancing our diversity, equity and inclusion programs and initiatives.

•

Provided our employees with training on a variety of subjects, including ethics and compliance, health and safety, cybersecurity awareness, antiharassment and over 3,500 hours of training focused on leadership skills and behaviors to help them achieve their career goals.

•	Supported the electrification of passenger cars by establishing and advancing our goal of deriving 25% of our sales of components for light vehicles from electrified platforms.

•	Continued our development of lead-free piezoelectric ceramics and products supporting non-invasive surgical devices and techniques.

[1]	The Sustainability Accounting Standards Board is now part of the IFRS Foundation.

22	CTS 2023 Proxy Statement

Stock Ownership Information

Five Percent Owners of CTS Common Stock

The table below lists information about the persons known by CTS to beneficially own at least 5% of the outstanding shares of CTS common stock as of December 31, 2022. There were 31,680,890 shares of CTS common stock issued and outstanding as of December 31, 2022. The shareholding information below is derived solely from the most recent Schedules 13F or 13G, and amendments thereto, filed with the SEC and the percentage ownership is based on the number of shares outstanding as reported herein and may vary from the percentage reported in the applicable Schedules 13F or 13G.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, New York 10022	5,169,293	(1)	16.3%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	3,331,200	(2)	10.5%

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,307,608	(3)	7.2%

GAMCO Investors, Inc., et al. One Corporate Center Rye, New York 10581	2,031,059	(4)	6.4%

EARNEST Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	1,795,869	(5)	5.6%

(1)	As reported on Schedule 13G filed with the SEC on January 20, 2023, and on Schedule 13G/A filed with the SEC on January 26, 2023.

(2)	As reported on Schedule 13G/A filed with the SEC on February 14, 2023.

(3)	As reported on Schedule 13G/A filed with the SEC on February 9, 2023.

(4)	As reported on the Schedule 13Fs filed with the SEC on February 15, 2023.

(5)	As reported on Schedule 13G/A filed with the SEC on February 13, 2023.

CTS 2023 Proxy Statement	23

Stock Ownership Information

Directors’ and Officers’ Stock Ownership

The following table shows the number of shares of CTS common stock each named executive officer, director and director nominee beneficially owned as of March 22, 2023 (the “Record Date”), including shares of CTS common stock covered by restricted stock units exercisable within 60 days of March 22, 2023. Please note that, as reported in this table, beneficial ownership includes those shares of CTS common stock a director or officer has the power to vote or transfer, as well as shares of CTS common stock owned by immediate family members that reside in the same household with the director or officer.

Name	Beneficial Ownership of Common Stock	Percent of Class(3)	Directors’ Deferred Common Stock Units(1)	Total(2)	Percent of Class(3)

Ashish Agrawal	91,728	*	—	91,728	*

Martin Baumeister	8,624	*	—	8,624	*

Donna M. Costello	—	*	6,900	6,900	*

Scott L. D’Angelo	1,606	*	—	1,606	*

William S. Johnson	—	*	34,100	34,100	*

Ye Jane Li(5)	6,700	*	—	6,700	*

Michael E. Murray	7,786	*	—	7,786	*

Kieran M. O’Sullivan	365,400	1.16%	—	365,400	1.16%

Robert A. Profusek(4)	10,797	*	83,067	93,864	*

Randy L. Stone	—	*	—	—	*

Alfonso G. Zulueta	15,513	*	7,800	23,313	*

All Current Directors and Executive Officers as a Group	508,154	1.6%	131,867	640,021	2.0%

*	Represents less than 1% of the outstanding shares of CTS common stock.

(1)

Includes restricted stock units (each an “RSU”) that have vested but are distributable upon the director’s separation from service and convert on a one-to-one basis to shares of CTS common stock upon distribution.

(2)	No director or executive officer has pledged his or her shares of CTS common stock.

(3)	Based on 31,602,155 shares of CTS common stock outstanding as of the Record Date.

(4)	Excludes 1,800 shares held by Mr. Profusek’s spouse. Mr. Profusek disclaims any beneficial interest with respect to these shares.

(5)

Ms. Li’s shares consist of 3,600 shares and 3,100 RSUs which will be distributed (in the case of the shares) and vest and be distributed (in the case of the RSUs) within sixty (60) days of March 22, 2023.

24	CTS 2023 Proxy Statement

Proposal 2: Approval, on an Advisory Basis, of the Compensation of CTS’ Named Executive Officers

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (“Exchange Act”), our Board of Directors is submitting a proposal asking shareholders to cast an advisory shareholder vote approving the compensation of CTS’ named executive officers (commonly referred to as a “Say-on-Pay” vote). The Compensation Discussion and Analysis section of this Proxy Statement describes CTS’ executive compensation program and the compensation decisions made by the Compensation and Talent Committee and the Board in 2022 with respect to our named executive officers. We currently hold a Say-on-Pay vote on an annual basis. Our next Say-on-Pay vote is expected to be held at the 2024 Annual Meeting of Shareholders.

CTS’ executive compensation program is designed to attract, retain and motivate high quality executive talent, to provide executives with strong incentives to maximize CTS’ performance, and to align executives’ interests with those of our shareholders. For these reasons, the Board is asking shareholders to vote FOR the following resolution:

“RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the CTS 2023 Proxy Statement, is hereby approved.”

While the advisory vote we are asking you to cast is non-binding, the Compensation and Talent Committee and the Board value the views of our shareholders and expect to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

✓	The Board of Directors unanimously recommends a vote FOR the advisory approval of the compensation of CTS’ named executive officers.

CTS 2023 Proxy Statement	25

Proposal 3: Approval, on an Advisory Basis, of the Frequency of Future Advisory Votes Regarding the Compensation of CTS’ Named Executive Officers

In Proposal 2 above, shareholders are being asked to cast a non-binding advisory vote with respect to the compensation of CTS’ named executive officers. This advisory vote is commonly referred to as a “Say-on-Pay” vote. In this Proposal 3, the Board is also, pursuant to Section 14A of the Exchange Act, asking shareholders to cast a non-binding advisory vote on how frequently Say-on-Pay votes should be held in the future. Shareholders are entitled to cast their votes on whether we should hold Say-on-Pay votes every one, two or three years. Alternatively, you may abstain from casting a vote. Our next Say-on-Pay frequency vote is expected to be held at the 2029 Annual Meeting of Shareholders.

This advisory vote is not binding on the Board. The Board believes at this time the existing annual Say-on-Pay voting frequency best serves the interests of shareholders. However, the Board acknowledges that there are a number of points of view regarding the relative benefits of annual and less frequent Say-on-Pay votes. Accordingly, the Board intends to hold Say-on-Pay votes in the future in accordance with the alternative that receives the most shareholder support.

✓	The Board of Directors unanimously recommends a vote for EVERY YEAR (1 YEAR) for the frequency of the advisory vote regarding the compensation of CTS’ named executive officers.

26	CTS 2023 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides details about CTS’ compensation practices for its named executive officers. The information provided in this section should be read together with the tables and narratives that accompany the information presented.

The following executive officers are CTS’ named executive officers for 2022, as that term is defined by the SEC:

Executive Summary

Executive Compensation Goals. CTS’ executive compensation program is designed to attract, retain and motivate high-quality executive talent, to provide its executives with strong incentives to maximize CTS’ performance and to align executives’ interests with those of our shareholders. Our executive compensation structure consists of base salary, annual cash incentives, performance-based equity compensation, service-based equity compensation, health and welfare benefits, retirement benefits and limited perquisites. CTS believes that our executive compensation program provides the best means of attracting, retaining and motivating executives with the skills and experience necessary to achieve our business goals and maximize shareholder value.

Recent Governance Activity. We hold “Say-on-Pay” votes every year. At our 2022 Annual Meeting of Shareholders, we received over 98% approval, based on the total votes cast, for our advisory Say-on-Pay proposal to approve the compensation of our named executive officers. The Compensation and Talent Committee believes the voting results demonstrate significant continuing support for our overall executive pay program. After reviewing the 2022 Say-on-Pay vote results, the Compensation and Talent Committee did not make any changes as a direct result of the vote and decided to continue to apply the same general philosophy, compensation objectives and governing principles that it used in 2021 regarding named executive officer compensation decisions and policies. The Compensation and Talent Committee remains dedicated to aligning executive pay with Company performance both in the existing executive pay programs and the governance environment surrounding the overall program.

Kieran M. O’Sullivan, Chairman, President and Chief Executive Officer
Ashish Agrawal, Vice President and Chief Financial Officer
Scott L. D’Angelo, Vice President, General Counsel and Secretary
Martin Baumeister, Senior Vice President
Michael E. Murray, Senior Vice President
Inside This CD&A
Executive Summary	27
Compensation Objectives	28
Competitive Market Pay Information	29
How 2022 Named Executive Officer Compensation was Determined	30
Elements of 2022 Named Executive Officer Compensation	30
Agreements and Arrangements with Named Executive Officers	38

CTS Securities Hedging/Pledging Policy	39

CTS 2023 Proxy Statement	27

Compensation Discussion and Analysis

2022 Performance. The Company delivered solid performance throughout 2022 despite a challenging macroeconomic environment and further advanced its diversification strategy. Sales increased 14% to $586.9 million in 2022. GAAP earnings (loss) per diluted share was $1.85 in 2022 compared to $(1.30) per diluted share in 2021. Adjusted earnings per diluted share, which is used as a target for incentive compensation as described below, was $2.46 in 2022, up from $1.93 in 2021. Cash flow from operations, which is also used as a target for incentive compensation as described below, was $121.2 million in 2022 versus $86.1 million in 2021. For more information on the Company’s 2022 performance, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. A reconciliation of each non-GAAP financial measure to its most directly comparable GAAP financial measure is included in the Appendix to this Proxy Statement.

Implications of 2022 Results for Compensation. For the 2022 Management Incentive Plan (also sometimes referred to in this Proxy Statement as the “MIP”), which is our annual performance-based cash incentive plan, Messrs. O’Sullivan, Agrawal and D’Angelo were each granted award opportunities based on the following weighted quantitative financial performance metrics: 60% based on the Company’s adjusted fully diluted net earnings per share (“Adjusted EPS”), 30% based on sales and 10% based on controllable working capital as a percentage of annual sales (sometimes referred to herein as the “Company MIP Goals”). Messrs. Baumeister and Murray, who were designated as executive officers by the Company in August 2022, were granted award opportunities based on a combination of the Company MIP Goals (weighted at 20%) and quantitative financial performance metrics specific to the areas of the business they each manage (weighted at 80%) (sometimes referred to herein as the “Supplemental MIP Goals”). Mr. Baumeister’s Supplemental MIP Goals for the sensors and mechatronics area of CTS’ business were: 50% based on operating earnings, 40% based on new business wins and 10% based on controllable working capital as a percentage of annual sales. Mr. Murray’s Supplemental MIP Goals for the ceramics area of CTS’ business were: 50% based on operating earnings, 40% based on sales and 10% based on controllable working capital as a percentage of annual sales.

As described more fully in the section below titled “How 2022 MIP Awards Were Calculated,” the Company’s performance in 2022 against the Company MIP Goals exceeded the target metrics for Adjusted EPS and sales but did not meet the target metric for controllable working capital as a percentage of annual sales. As a result of the Company’s performance in 2022 based on these metrics, Messrs. O’Sullivan, Agrawal and D’Angelo received 2022 MIP payments of $1,440,000, $470,340 and $337,840, respectively, in 2023. In terms of the Supplemental MIP Goals, the Company exceeded the target metrics for operating earnings and sales but did not meet the target metrics for new business wins or controllable working capital as a percentage of annual sales, as applicable. As a result of that performance, Messrs. Baumeister and Murray received MIP payments of $157,780 and $207,690, respectively, in 2023.

The Compensation and Talent Committee determined the shares awarded to participants under the 2020-2022 Performance Restricted Stock Unit Plan, which is the three-year performance-based equity award program established under the CTS Corporation 2018 Equity and Incentive Compensation Plan. This program measures the Company’s performance over a three-year performance period based on the following weighted criteria: 25% based on relative total stockholder return (“RTSR”), 40% based on sales growth and 35% based on operating cash flow. As a result of the Company’s three-year performance based on these metrics, Messrs. O’Sullivan, Agrawal, Baumeister and Murray received awards of 62,786, 19,890, 9,044 and 5,652 shares, respectively, in 2023. Mr. D’Angelo commenced employment with CTS on February 8, 2021 and did not receive an award opportunity under the 2020-2022 Performance Restricted Stock Unit Plan.

Compensation Objectives

CTS designs its named executive officer compensation program to achieve three main objectives:

•	Offer competitive compensation;

•	Link compensation to performance; and

•	Align compensation with shareholder interests.

Additionally, the elements of total compensation are designed to reward the named executive officers for: (1) their core competencies, skills, experience and contributions to CTS (in the form of base salary, retirement benefits, health and welfare benefits and limited perquisites); (2) achievement of annual corporate goals (in the form of annual performance-based cash incentives); and (3) achievement of long-term objectives that are beneficial to CTS and its shareholders (in the form of performance-based and service-based equity awards). The first compensation element helps CTS offer competitive

28	CTS 2023 Proxy Statement

Compensation Discussion and Analysis

compensation, while the second and third compensation elements help CTS link compensation to performance and align compensation with shareholder interests. Decisions on specific elements of compensation do not generally affect the Compensation and Talent Committee’s decisions regarding the other elements of compensation except to the extent that these categories of compensation are structured to provide a substantial portion of total compensation that is based on performance and at risk each year.

Competitive Market Pay Information

CTS initially designed its executive compensation program to be competitive with similarly situated companies with whom we compete for executive talent and the Compensation and Talent Committee references in particular total compensation at the fiftieth percentile of the compensation for similar positions at similarly situated companies. For purposes of 2022 compensation decisions, this analysis was based on market survey data provided by Compensation Strategies, the Compensation and Talent Committee’s independent compensation consultant at the time 2022 compensation opportunities were generally established (discussed in more detail below). Compensation Strategies served as the Compensation and Talent Committee’s independent compensation consultant until April 25, 2022, when the Compensation and Talent Committee engaged Exequity, LLP to serve as its independent compensation consultant. Exequity did not provide any advice to the Compensation and Talent Committee with respect to 2022 compensation decisions for the named executive officers.

While the Compensation and Talent Committee considers this comparative compensation information to gain a general understanding of current median pay practices in our markets, this consideration provides only an initial, general guideline for CTS’ compensation decisions, rather than a fixed rule or final determining factor. By initially referencing median compensation levels for its named executive officers, CTS believes it strikes the right balance between motivating named executive officers with market competitive factors and providing the compensation necessary to recruit and retain top executive talent. Individual compensation opportunities vary based on other factors, such as tenure with CTS, individual performance and level of leadership responsibility with CTS.

What We Pay and Why

Elements of Total Compensation	Purpose

• Base Salary • Retirement Benefits • Health and Welfare Benefits • Limited Perquisites	• Fixed cash and other customary compensation to attract and retain high-quality executive talent.

• Annual Performance-Based Cash Incentives	• At-risk, variable incentive compensation to promote the achievement of specific financial and operational performance objectives.

• Performance-Based Equity Awards	• At-risk, variable incentive compensation to promote the achievement of specific goals. • Align executives’ interests with shareholder interests.

• Service-Based Equity Awards	• Fixed equity awards for long-term retention of executive talent. • Align executives’ interests with shareholder interests.

CTS does not use a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation. The amount allocated to each element of compensation generally is determined in part by reference to allocation percentages in market survey data for comparable positions, based on the analysis described below. Additionally, relevant factors such as an executive’s specific level of experience, responsibilities, demonstrated performance, length of service with the Company, achievement of individual and corporate goals and risk and retention considerations also may affect compensation structure for a particular named executive officer.

CTS 2023 Proxy Statement	29

Compensation Discussion and Analysis

Our named executive officers have a substantial percentage of their total compensation opportunities based on at-risk, variable elements of compensation. CTS believes that this practice is appropriate because CTS’ named executive officers have the greatest ability to drive performance and, therefore, should have the most to gain or lose in terms of compensation opportunities based on performance. It is possible for CTS’ named executive officers to earn above-market compensation in any year, but they may earn below-market compensation as well, depending on individual and Company performance for that year.

CTS believes that named executive officers will consider the impact of decisions in both the short term and long term and will exercise careful judgment, so that while attempting to enhance shareholder value they will not take actions that pose unnecessary risk to the overall long-term well-being of the Company. As a result, CTS has determined that, for the named executive officers and for its other employees, CTS’ compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on CTS.

The amount of total compensation realized or potentially realizable from prior compensation awards does not directly influence the level of compensation paid in the current year or future pay opportunities.

How 2022 Named Executive Officer Compensation was Determined

Mr. O’Sullivan recommended a total 2022 compensation package to the Compensation and Talent Committee for Messrs. Agrawal and D’Angelo considering, among other factors, their individual performance and responsibilities, and data provided by Compensation Strategies, with particular reference to total compensation opportunities at the fiftieth percentile of similarly situated executives generally based upon the peer group of companies identified in the section below describing the 2021-2023 Performance Restricted Stock Unit Plan. Mr. O’Sullivan generally determined the total 2022 compensation packages for Messrs. Baumeister and Murray considering similar factors.

At its February 2022 meeting, the Compensation and Talent Committee reviewed the data provided by Compensation Strategies and considered the recommendations of Mr. O’Sullivan, ultimately deciding on total compensation packages for Messrs. Agrawal and D’Angelo. For Messrs. Agrawal and D’Angelo, total compensation packages for the year were finalized when approved by the Compensation and Talent Committee. The Compensation and Talent Committee also reviewed information provided by Compensation Strategies based on the same peer group of companies as described above to assess and recommend a total compensation package for Mr. O’Sullivan to the Board, which was discussed and approved by the Board in independent session at its February 2022 meeting.

Elements of 2022 Named Executive Officer Compensation

Base Salary. Base salary is included as an element of total compensation to ensure that each named executive officer receives a base level of cash compensation and is rewarded for service to the Company. A sufficient base salary also helps to ensure that named executive officers do not become unduly focused on achievement of shorter-term incentive awards that may be to the detriment of the overall long-term health of CTS.

The base salaries for the named executive officers that were set in February 2022 (effective in April 2022) were as follows:

Named Executive Officer	2022 Base Salary Rate ($)	Increase from 2021 Base Salary Rate (%)

Kieran M. O’Sullivan	800,000	5.5

Ashish Agrawal	402,000	4.8

Scott L. D’Angelo	341,250	5.0

Martin Baumeister	342,300	3.0

Michael E. Murray	314,686	5.9

These base salary levels reflect increases as noted in the table above in recognition of each person’s performance in 2021. The base salary levels described in this section are not directly comparable to the amounts listed in the “Salary” column for 2022 in the 2022 Summary Compensation Table because the 2022 Summary Compensation Table discloses actual base salary earned during the applicable fiscal year rather than any particular base salary rate.

30	CTS 2023 Proxy Statement

Compensation Discussion and Analysis

Annual Management Incentive Plan. The Management Incentive Plan provides for annual cash payments to named executive officers based on achievement of certain quantitative financial performance goals. A named executive officer’s ultimate award is determined under a formula that provides for payment of zero to 200% of a target award based on CTS’ and/or the applicable area of CTS’ business’ actual performance versus the established quantitative financial performance goals. The quantitative financial performance goals, both the Company MIP Goals and the Supplemental MIP Goals, are typically based on CTS’ established business plan for the applicable year which has been prepared by management and includes projections for revenues, earnings, key balance sheet metrics and cash flow. Members of management recommend the proposed quantitative financial performance goals and corresponding qualitative performance metrics for the MIP applicable to the named executive officers and other plan participants to the Compensation and Talent Committee for review and approval. The Compensation and Talent Committee generally may use any of the metrics set out in the business plan to establish the quantitative financial performance goals for the annual MIP. In addition, the Compensation and Talent Committee reserves the right to adjust awards guided by the named executive officer’s actual performance or the effects of unusual conditions, factors or events.

In February 2022, the Compensation and Talent Committee established a target award opportunity as a percentage of base salary and quantitative financial performance goals for Messrs. O’Sullivan, Agrawal and D’Angelo with respect to the 2022 MIP. The Board approved Mr. O’Sullivan’s target award opportunity as a percentage of base salary. In setting target award opportunities, the Compensation and Talent Committee (and in the case of Mr. O’Sullivan, the Board) took into consideration the median percentile target awards in the Compensation Strategies’ reports described above, and their individual performance and responsibilities, as well as internal parity. No changes were made to the target award opportunities (as a percentage of base salary) of Messrs. O’Sullivan, Agrawal and D’Angelo for 2022.

In 2022, the Compensation and Talent Committee set quantitative financial performance goals for Messrs. O’Sullivan, Agrawal and D’Angelo using targets for Adjusted EPS, CTS’ annual sales and controllable working capital as a percentage of annual sales. Adjusted EPS was selected as a metric because it takes into consideration overall financial performance and provides a quantitative measurement from which CTS is able to assess the performance of its named executive officers. Sales was chosen as a metric because it places an emphasis on CTS’ annual sales growth goals. Controllable working capital as a percentage of annual sales was chosen as a metric because it is an objective measure of the efficiency with which CTS manages its short-term capital needs. The targets for the Adjusted EPS, sales and controllable working capital metrics are described in the section below titled “How 2022 MIP Awards Were Calculated”. As shown in that section, the Compensation and Talent Committee set the performance levels for each metric and established a minimum performance level that had to be reached before the portion of the MIP awards allocable to that metric were paid. The MIP also includes a minimum threshold for Adjusted EPS that must be achieved for any portion of the MIP award to pay out for Messrs. O’Sullivan, Agrawal and D’Angelo, and for the Company MIP Goals portion of the MIP to pay out for Messrs. Baumeister and Murray.

Adjusted EPS is calculated by using the Company’s fully diluted net earnings (or losses) per share as reported in the Company’s consolidated statement of earnings (loss) for the applicable fiscal year, which, for purposes of the MIP, may be adjusted for unusual conditions, factors or events as determined by the Compensation and Talent Committee. For purposes of calculating the 2022 MIP payment, the Compensation and Talent Committee decided to adjust the calculation of Adjusted EPS from an achievement level of 193.8% to 200% to account for U.S. tax rule changes that eliminated the deductibility of certain foreign withholding taxes. Sales are calculated using the net sales as reported in the Company’s audited financial statements for the applicable fiscal year, which, for purposes of the MIP, may be adjusted for unusual conditions, factors or events as determined by the Compensation and Talent Committee. Controllable working capital as a percentage of annual sales is derived by dividing accounts receivable plus inventory minus accounts payable by annualized quarterly sales, adjusted to exclude temporary inventory, safety stock during plant transition and supplier transition in excess of $1 million. The controllable working capital as a percentage of annual sales metric is calculated on a quarterly basis using an annualized sales figure, and the overall annual calculation is determined by computing the simple average of the four quarterly measurements for the applicable fiscal year.

As described above, in February 2022, members of management recommended the overall structure of the 2022 MIP to the Compensation and Talent Committee, which included the Company MIP Goals and the Supplemental MIP Goals that were applicable to Messrs. Baumeister and Murray. In addition, Mr. O’Sullivan established target award opportunities as a percentage of base salary for Messrs. Baumeister and Murray for purposes of the 2022 MIP. In setting target award opportunities, Mr. O’Sullivan took into consideration their individual performance and responsibilities, as well as internal parity. No changes were made to Mr. Baumeister’s target award opportunity (as a percentage of base salary). In August 2022, Mr. Murray’s target

CTS 2023 Proxy Statement	31

Compensation Discussion and Analysis

award opportunity (as a percentage of base salary) was increased from 50% to 55% in conjunction with CTS’ combination of its ceramics and electronic components businesses into the combined advanced materials and solutions business and Mr. Murray’s promotion to Senior Vice President to oversee that area of CTS’ business.

Messrs. Baumeister and Murray were granted award opportunities based on a combination of the Company MIP Goals (weighted at 20%) and the Supplemental MIP Goals (weighted at 80%). For Mr. Baumeister, the Supplemental MIP Goals were based on operating earnings, new business wins and controllable working capital as a percentage of annual sales, in each case for the sensors and mechatronics area of CTS’ business. For Mr. Murray, the Supplemental MIP Goals were based on operating earnings, sales and controllable working capital as a percentage of annual sales, in each case for the ceramics area of CTS’ business. The Supplemental MIP Goals include a minimum threshold for operating earnings that must be achieved for Messrs. Baumeister or Murray (in each case with respect to their respective area of CTS’ business) to receive any pay-out allocable to the Supplemental MIP Goals in the calculation of their overall MIP payment.

Operating earnings was selected as a metric because it reflects the profit generated by the applicable area of CTS’ business. New business wins was chosen as a metric for Mr. Baumeister because it helps to ensure the sensors and mechatronics area of CTS’ business is focused on maintaining a strong pipeline of orders from existing and new customers. Sales was chosen as a metric for Mr. Murray because it places an emphasis on annual sales growth goals for the area of CTS’ business managed by Mr. Murray. Controllable working capital as a percentage of annual sales was chosen as a metric because it is an objective measure of the efficiency with which the applicable area of CTS’ business manages its short-term capital needs. The targets for the operating earnings, new business wins, sales and controllable working capital metrics (as applicable), which were recommended by Mr. O’Sullivan and approved by the Compensation and Talent Committee, were designed to incentivize Messrs. Baumeister and Murray to achieve the goals applicable to their area of the business in 2022. In setting the applicable target levels for the Supplemental MIP Goals, Mr. O’Sullivan generally considered how achievement of the performance goals could be impacted by events expected to occur in 2022, with threshold goals established at levels that were believed to be reasonably likely to attain, target goals requiring considerable and increasing business achievement and effort on the part of Messrs. Baumeister and Murray to achieve and achievement of the maximum goals considered to be a stretch outcome.

Operating earnings is calculated by using net sales and subtracting the cost of goods sold and other operating expenses including selling, general and administrative and research and development expenses that have been adjusted for certain plan determined items such as restructuring charges, transaction costs and inventory fair value step-up charges. New business wins is calculated by multiplying the volume of new customer orders received during the applicable plan year (for example, number of product units) by the price per unit multiplied by the number of years for which the customer commits to purchase the product. For purposes of Mr. Murray’s Supplemental MIP Goals, sales are calculated using the net sales for the ceramics area of CTS’ business for the applicable fiscal year. Controllable working capital as a percentage of annual sales is calculated as noted above but for the applicable area of CTS’ business for purposes of the Supplemental MIP Goals. The Compensation and Talent Committee is permitted to adjust the metrics to account for unusual conditions, factors or events. For purposes of calculating the 2022 results, the Compensation and Talent Committee decided to modify the final calculation of operating earnings for the ceramics area of the business to account for two one-time events (a tax and an insurance-related matter) that impacted results.

Determination of Actual MIP Awards. Actual MIP award payments are based on a formula and can vary from zero to 200% of the target award opportunity based on achievement of the quantitative financial performance goals. If actual performance fails to meet the minimum or required threshold for a quantitative financial goal, the payout under the MIP for that goal is zero. On the upside, payout increases linearly up to 200% as performance exceeds the threshold performance goals. If actual performance equals the minimum or required threshold for a quantitative financial goal, the payout under the MIP for that goal is 50% of the target award opportunity, and if actual performance equals the target quantitative financial goal, the payout under the MIP for that goal is 100% of the target award opportunity. The maximum payout under the MIP is 200% even if the Company’s performance exceeds the maximum level of performance. The Company uses straight line mathematical interpolation to calculate results between the minimum threshold and target and target and the maximum level. One consequence of this cliff threshold and payout performance formula is that a named executive officer’s risk of receiving no award is greater than the named executive officer’s opportunity to obtain an award that is substantially above target. Another consequence is that payouts above target represent a fraction of the expected return to the Company from “better than plan” performance. Since payments are capped, a named executive officer cannot increase MIP awards beyond a fixed amount, counterbalancing the incentive to pursue outsized short-term rewards at the expense of the long-term health of the Company. While actual awards will vary above and below target from year to year, CTS expects that over a period of several years, payouts

32	CTS 2023 Proxy Statement

Compensation Discussion and Analysis

under the MIP will average about 100% of target. Over the past five years, payouts under the MIP for named executive officers on Company MIP Goals averaged 107.8% of target, and payouts based on the combined Company MIP Goals and Supplemental MIP Goals (such as those applicable to Messrs. Baumeister and Murray) collectively averaged 76% of target.

How 2022 MIP Awards Were Calculated. For Messrs. O’Sullivan, Agrawal and D’Angelo, performance measurements were weighted 60% for the Adjusted EPS goal, 30% for the sales goal and 10% for the controllable working capital as a percentage of annual sales goal. The target award opportunities, which were based on base salary and unchanged from the prior year for Messrs. O’Sullivan, Agrawal and D’Angelo, were 100%, 65% and 55%, respectively. For purposes of the 2022 MIP, base salary is generally the named executive officer’s annual base salary level in effect on the last day of the calendar year. These target award opportunities were derived in part from the data obtained from the Compensation Strategies report and in part by the Compensation and Talent Committee’s judgment on internal equity of the positions, their relative value to CTS and the desire to maintain a consistent annual target award incentive for named executive officers of CTS.

Mr. Baumeister’s MIP was comprised of two main components—the Company MIP Goals and the Supplemental MIP Goals. The Company MIP Goals were the same (both the performance goals and metrics) as those noted above for Messrs. O’Sullivan, Agrawal and D’Angelo, and weighted at 20%. The Supplemental MIP Goals were weighted 50% for the operating earnings goal, 40% for the new business wins goal and 10% for the controllable working capital as a percentage of annual sales goal, in each case calculated based on the results of the sensors and mechatronics area of CTS’ business (and weighted in the aggregate at 80%). The target award opportunity for Mr. Baumeister, which was based on his base salary, was 55%.

Mr. Murray’s MIP was comprised of two main components—the Company MIP Goals and the Supplemental MIP Goals. The Company MIP Goals were the same (both the performance goals and metrics) as those noted above for Messrs. O’Sullivan, Agrawal and D’Angelo, and weighted at 20%. The Supplemental MIP Goals were weighted 50% for the operating earnings goal, 40% for the sales goal and 10% for the controllable working capital as a percentage of annual sales goal, in each case calculated based on the results of the ceramics area of CTS’ business (and weighted in the aggregate at 80%). The target award opportunity for Mr. Murray, which was based on his base salary, was 55%.

CTS 2023 Proxy Statement	33

Compensation Discussion and Analysis

For 2022, regarding the Company MIP Goals, the minimum threshold for the Adjusted EPS metric was $1.94, the target was $2.16 and the maximum was $2.48. The minimum threshold for Company sales was $500 million, the target was $535 million and the maximum was $575 million. The minimum threshold for controllable working capital as a percentage of annual sales was 16%, the target was 15% and the maximum was 13.5%. Actual results are shown in the table below.

	2022 Management Incentive Plan Performance Goals at Target						2022 Management Incentive Plan Performance Results
Named Executive Officer	2022 End of Year Base Salary Rate ($)	2022 Annual Target Award (% of Base Salary)	Adjusted EPS ($)	Sales (000s) ($)	Controllable Working Capital as a Percentage of Annual Sales (%)	MIP Awards at Target ($)	Adjusted EPS ($)(3)	Sales (000s) ($)	Controllable Working Capital as a Percentage of Annual Sales (%)	Annual Supplemental MIP Incentive Earned (%)	2022 Annual Incentive Earned (%)	2022 Annual Incentive Earned ($)

Kieran M. O’Sullivan	800,000	100	2.16	535,000	15.0	800,000	2.48	586,869	16.4	—	180	1,440,000

Ashish Agrawal	402,000	65	2.16	535,000	15.0	261,300	2.48	586,869	16.4	—	180	470,340

Scott L. D’Angelo	341,250	55	2.16	535,000	15.0	187,687	2.48	586,869	16.4	—	180	337,840

Martin Baumeister	342,300	55	2.16	535,000	15.0	188,265	2.48	586,869	16.4	59.7(1)	84	157,780

Michael E. Murray	314,686	55	2.16	535,000	15.0	173,077	2.48	586,869	16.4	105.0(2)	120	207,690

(1)	Based on the actual performance of the sensors and mechatronics area of CTS’ business, Mr. Baumeister’s achievement of his Supplemental MIP Goals was 59.7%.
(2)	Based on the actual performance of the ceramics area of CTS’ business, Mr. Murray’s achievement of his Supplemental MIP Goals was 105.0%.
(3)	Reflects Adjusted EPS as adjusted by the Compensation and Talent Committee and used in calculating MIP results.

Performance-Based Equity Compensation. Named executive officers may earn RSUs based upon, and thus are rewarded for, achievement of financial objectives that CTS believes are beneficial to the Company and its shareholders or based upon CTS’ overall performance relative to peers over a longer term.

2020-2022 Performance Restricted Stock Unit Plan. In February 2020, the Compensation and Talent Committee established the 2020-2022 Performance Restricted Stock Unit Plan. Depending upon CTS’ achievement of sales growth, operating cash flow and CTS’ RTSR compared to the peer group of companies described below over a three-year performance period (through December 31, 2022), a participating named executive officer was eligible to earn an RSU award of zero to 200% of a target award opportunity established for the applicable position. The Compensation and Talent Committee selected a three-year performance measurement period to encourage sustained performance beneficial to shareholders over more than just an annual period.

The Compensation and Talent Committee selected RTSR as a performance goal because it is a meaningful measure of CTS’ overall relative performance in comparison to its designated peers. RTSR is a comparison of the total stockholder return of the Company during the three-year measurement period, relative to the total stockholder return of a designated peer group of companies (as described below) over that same period (including aggregated dividends and adjusted for stock splits over the period). Three-year sales growth was selected to reinforce senior management’s focus on increasing sales over the long-term. Sales growth is determined by calculating the change in the Company’s net sales set forth in its consolidated statement of earnings as of the end of the fiscal year immediately preceding the first year of the three-year measurement period as against the net sales set forth in its consolidated statement of earnings as of the end of the last fiscal year of the three-year measurement period. Three-year operating cash flow was selected to focus management’s attention on operational efficiency. Operating cash flow is the sum of the Company’s operating cash flow calculated in accordance with U.S. GAAP for each year of the three-year measurement period.

For the 2020-2022 Performance Restricted Stock Unit Plan, awards were weighted 25% for achievement of the RTSR metric, 40% for achievement of the sales growth metric and 35% for achievement of the operating cash flow metric.

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Compensation Discussion and Analysis

The Compensation and Talent Committee also determined the various performance levels that had to be achieved to earn an award under the 2020-2022 Performance Restricted Stock Unit Plan which are shown in the graphs below.

Payouts with respect to each metric are interpolated between the established levels set forth in the graphs above. However, there is no interpolation for performance below the applicable threshold levels. Awards are settled on the basis of one share of CTS common stock for each earned RSU on the settlement date.

The 2020-2022 Performance Restricted Stock Unit Plan utilized a peer group initially consisting of the companies identified below whose total stockholder return performance is compared to CTS’ performance over the three-year performance period for the RTSR measurement. A peer company may be removed from the list if it is delisted from its exchange or ceases to exist as a business entity for certain reasons not involving poor performance. If a peer company is acquired, merged or otherwise assumed by another business entity and the resulting entity is substantially the same in size and nature of business, then it will remain in the peer group; otherwise, the peer company may be removed from the peer group.

AVX Corporation	II-VI, Inc.	Rogers Corp.

CMC Materials, Inc.	KEMET Corporation	Silicon Laboratories Inc.

Dorman Products, Inc.	LittelFuse, Inc.	Stoneridge, Inc.

Fabrinet	Materion Corp.	Strattec Security Corporation

GenTex Corporation	Mercury Systems, Inc.	Vishay Precision Group, Inc.

Gentherm, Inc.	Methode Electronics, Inc.

Haynes International, Inc.	MTS Systems Corporation

CTS 2023 Proxy Statement	35

Compensation Discussion and Analysis

Following the grant of the 2020-2022 Performance Restricted Stock Unit Plan awards, AVX Corporation, KEMET Corporation, MTS Systems Corporation, CMC Materials, Inc., II-IV, Inc. and Rogers Corporation were removed from the peer group due, in each case, to their acquisition by other companies.

Participants must remain continuously employed by CTS through the end of the three-year performance period to receive an award payout, subject to limited exceptions. The Compensation and Talent Committee can, in its discretion, adjust a participant’s payout of an award after consideration of other factors, including overall CTS performance and the individual participant’s contribution to CTS’ performance. The Compensation and Talent Committee can also adjust a payout of an award in its discretion to prevent the enlargement or dilution of the award because of extraordinary events or circumstances as determined by the Compensation and Talent Committee; however, no such adjustments were made by the Compensation and Talent Committee when calculating and approving the payouts under the 2020-2022 Performance Restricted Stock Unit Plan.

The Company achieved the following results against the performance metrics of the 2020-2022 Performance Restricted Stock Unit Plan during the three-year performance period:

2020-2022 Performance RSU Plan Goals	50%	100%	150%	200%	Actual	Performance %	Weighted Payout as a % of Target

Three-Year Sales Growth	9%	18%	21%	24%	25.1%	200%	80%

Relative Total Stockholder Return	30%	50%	70%	90%	71.4%	153.6%	38.4%

Three-Year Operating Cash Flow (in Millions)	$150	$210	$235	$260	$284,121	200%	70%

Total Weighted Payout as a % of Target							188.4%

The target RSU award opportunities for Messrs. O’Sullivan, Agrawal, Baumeister and Murray were 33,326, 10,557, 4,800 and 3,000, respectively. As a result of the Company’s three-year performance based on these metrics, Messrs. O’Sullivan, Agrawal, Baumeister and Murray received the following awards of shares under the 2020-2022 Performance Restricted Stock Unit Plan:

Named Executive Officer	Award at Target	Actual Results as % of Target	Payout (#)

Kieran M. O’Sullivan	33,326	188.4	62,786

Ashish Agrawal	10,557	188.4	19,890

Martin Baumeister	4,800	188.4	9,044

Michael E. Murray	3,000	188.4	5,652

Awards under the 2020-2022 Performance Restricted Stock Unit Plan were paid in 2023. Mr. D’Angelo commenced employment with CTS on February 8, 2021 and did not receive an award opportunity under the 2020-2022 Performance Restricted Stock Unit Plan.

36	CTS 2023 Proxy Statement

Compensation Discussion and Analysis

Other Three-year Performance Restricted Stock Unit Plans. In each of February 2021 and 2022, the Compensation and Talent Committee established a new three-year performance-based equity compensation program for the 2021-2023 and 2022-2024 periods respectively. The 2021-2023 Performance Restricted Stock Unit Plan has the same metrics and weightings as the 2020-2022 Performance Restricted Stock Unit Plan described above but has different goal levels. The 2021-2023 Performance Restricted Stock Unit Plan includes the following initial peer group of companies for purposes of the RTSR calculation:

AVX Corporation	II-VI, Inc.	Silicon Laboratories Inc.

CMC Materials, Inc.	LittelFuse, Inc.	Stoneridge, Inc.

Dorman Products, Inc.	Materion Corp.	Strattec Security Corporation

Fabrinet	Mercury Systems, Inc.	Vishay Precision Group, Inc.

GenTex Corporation	Methode Electronics, Inc.

Gentherm, Inc.	MTS Systems Corporation

Haynes International, Inc.	Rogers Corp.

The 2022-2024 Performance Restricted Stock Unit Plan has the same metrics as the 2021-2023 plan but applies different weightings (35% for RTSR, 35% for sales growth and 30% for operating cash flow) and goal levels. The 2022-2024 Performance Restricted Stock Unit Plan includes the following initial peer group of companies for purposes of the RTSR calculation:

Dorman Products, Inc.	II-VI, Inc.	Silicon Laboratories Inc.

Fabrinet	LittelFuse, Inc.	Stoneridge, Inc.

GenTex Corporation	Materion Corp.	Strattec Security Corporation

Gentherm, Inc.	Mercury Systems, Inc.	Vishay Precision Group, Inc.

Haynes International, Inc.	Methode Electronics, Inc.

Grants made to named executive officers under each year’s plan are reported as compensation in our Summary Compensation Table at grant date fair value for the year the grant is made.

We do not disclose the specific, forward-looking goals that we established for the 2021-2023 and 2022-2024 Performance Restricted Stock Unit Plans in this Proxy Statement because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not affect a fair understanding of the named executive officers’ compensation for 2022 and (2) we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we intend to disclose such goals in future proxy statements once the applicable performance periods have ended as part of our discussion and analysis about the amounts earned by the named executive officers under these awards. In setting the applicable target levels, the Compensation and Talent Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. We believe that the threshold goals have been established at levels that should be reasonably likely to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our named executive officers, to achieve. Achievement of the maximum goals under such plans is considered to be a stretch given current market conditions.

Mr. O’Sullivan recommended target award opportunities in the form of a specific number of RSUs for each three-year performance plan based on the compensation metrics described above while accounting for changes in grant date share value to the Compensation and Talent Committee for each of Messrs. Agrawal and D’Angelo, and the Compensation and Talent Committee established the final target award opportunities for each of them. The Compensation and Talent Committee recommended a target award opportunity to the Board for Mr. O’Sullivan, and the Board decided on the final target award opportunity for Mr. O’Sullivan. Mr. O’Sullivan set the target award opportunities for Messrs. Baumeister and Murray. The target RSU award opportunities under the 2021-2023 Performance Restricted Stock Unit Plan are: Mr. O’Sullivan, 32,950, Mr. Agrawal, 10,403, Mr. D’Angelo, 3,600, Mr. Baumeister, 4,413 and Mr. Murray, 3,662. The target RSU award opportunities under the 2022-2024 Performance Restricted Stock Unit Plan are: Mr. O’Sullivan, 34,314, Mr. Agrawal, 11,015, Mr. D’Angelo 7,145, Mr. Baumeister, 4,466 and Mr. Murray, 4,466.

CTS 2023 Proxy Statement	37

Compensation Discussion and Analysis

Focus 2025 Performance Restricted Stock Unit Plan. In February 2020, the Compensation and Talent Committee established the CTS Corporation Focus 2025 Performance Restricted Stock Unit Plan. Depending upon CTS’ achievement of a cumulative revenue goal during a five-year performance period (through December 31, 2024), Messrs. Baumeister and Murray are each eligible to earn an award opportunity of 4,500 RSUs. This incentive award is still in flight and will be further disclosed after the performance period has been completed.

Service-Based Equity Compensation. CTS believes that stock ownership and equity-based compensation are valuable tools for motivating employees to improve, and rewarding them for improvements in, CTS’ long-term performance. In February 2022, the Compensation and Talent Committee awarded RSUs vesting over a three-year period to Messrs. Agrawal (7,235) and D’Angelo (4,763) based on the recommendation of Mr. O’Sullivan. In making his recommendation, Mr. O’Sullivan analyzed the third-party market information provided by Compensation Strategies and subjectively considered retention and performance factors. Messrs. Baumeister and Murray were not executive officers at the time they were awarded service-based RSUs in 2022 and hence their awards of 2,977 each were determined by Mr. O’Sullivan based on subjectively considered retention and performance factors.

Mr. O’Sullivan’s 2022 RSU award was recommended by the Compensation and Talent Committee and approved by the entire Board (other than Mr. O’Sullivan, who abstained in discussions and votes related to his own awards). Mr. O’Sullivan’s 2022 grant was for 22,982 RSUs and was determined based on a review of competitive market conditions, retention considerations and performance factors. Each service-based RSU award is settled on a one-for-one basis with shares of CTS common stock upon vesting. Grants of equity awards made in 2022 are reported in the 2022 Summary Compensation Table and the 2022 Grants of Plan-Based Awards table.

Defined Contribution Plan. Substantially all U.S.-based CTS employees are eligible to participate in the CTS Corporation Retirement Savings Plan, referred to as the CTS 401(k) Plan. Effective as of January 1, 2022, CTS changed the 401(k) Plan to provide each eligible employee with a 5% contribution each pay period, regardless of whether the employee is contributing to the 401(k) Plan, subject to limitations under the Internal Revenue Code. All the named executive officers participate in the 401(k) Plan.

Other Compensation. CTS provides a limited set of perquisites and other compensation to attract, retain and motivate eligible named executive officers. For 2022, compensation for Messrs. O’Sullivan, Agrawal and D’Angelo included reimbursements for tax preparation services, financial planning services and an annual executive physical. The reimbursements for tax preparation services and financial planning services are capped at $2,500 and $5,000, respectively. The reimbursement for executive physicals is capped at $2,000 for each of Messrs. O’Sullivan, Agrawal and D’Angelo and their respective spouses. The footnotes to the 2022 Summary Compensation Table delineate the various perquisites named executive officers received for 2022.

Health and Welfare Benefits. Named executive officers are also eligible to participate in a standard set of health and welfare benefits, including medical insurance, dental insurance, vision insurance, life insurance, accidental death and dismemberment insurance, disability insurance, dependent life insurance, an employee assistance plan and health care and dependent care reimbursement accounts. The same terms of participation that apply to salaried employees generally govern the participation of named executive officers in these benefits.

Agreements and Arrangements with Named Executive Officers

Executive Severance Policy. In 2009, CTS enacted an Executive Severance Policy. This policy formalized and standardized CTS’ severance practices for certain officers and key employees. For more on the executive severance policy, please see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change-in-Control” below.

Change-In-Control Severance Agreements. CTS has entered into change-in-control severance agreements with Messrs. O’Sullivan, Agrawal and D’Angelo, the purpose of which is to help CTS retain those named executive officers and encourage them to focus on corporate interests during times of change and uncertainty. For more on the change-in-control severance agreements, please see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change-in-Control” below.

38	CTS 2023 Proxy Statement

Compensation Discussion and Analysis

CTS Securities Hedging/Pledging Policy

CTS has adopted a policy prohibiting officers, directors and certain other employees who receive CTS securities from engaging in any transaction in which they may profit from short-term speculative swings in the value of those securities or from pledging CTS’ securities in lending transactions. These individuals may not trade in options, warrants, puts and calls or similar instruments relating to CTS securities, and may not engage in hedging or monetization transactions designed to minimize the risk in owning CTS securities, such as zero-cost collars and forward sale contracts. These individuals also may not pledge CTS’ securities as collateral for a loan, including, without limitation, in a margin account. The prohibitions described above do not apply to the exercise of stock options granted as a part of a CTS incentive plan.

Compensation Committee Report

The Compensation and Talent Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Talent Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in CTS’ Annual Report on Form 10-K for the year ended December 31, 2022.

CTS Corporation 2022 Compensation and Talent Committee

William S. Johnson, Chair
Donna M. Costello Robert A. Profusek

CTS 2023 Proxy Statement	39

Executive Compensation

2022 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Kieran M. O’Sullivan Chairman, President and Chief Executive Officer	2022	788,693	—	1,924,573	1,440,000	22,750	4,176,016
	2021	758,000	—	1,802,940	1,364,400	19,100	3,944,440
	2020	721,850	—	1,757,596	—	21,351	2,500,797

Ashish Agrawal Vice President and Chief Financial Officer	2022	397,019	—	613,018	470,340	20,757	1,501,134
	2021	379,529	—	568,199	448,695	17,017	1,413,440
	2020	355,135	75,000	555,851	—	14,151	1,000,137

Scott L. D’Angelo Vice President, General Counsel & Secretary	2022	339,620	—	399,990	337,840	19,250	1,096,700
	2021	287,500	20,000	196,620	292,256	7,000	803,376

Martin Baumeister Senior Vice President	2022	339,620	—	250,010	157,780	15,250	762,660

Michael E. Murray Senior Vice President	2022	308,996	—	250,010	207,690	15,250	781,946

(1)	Salary shown for 2022 reflects regular base salary earnings for 2022, which amount varies from the base salary rates referenced elsewhere in this Proxy Statement.
(2)

The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 of stock awards granted during the year. For a discussion of the assumptions made in the valuation, refer to Note 1 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2022 in our Annual Report on Form 10-K filed with the SEC on February 24, 2023. Amounts reflected consist of service-based RSUs and performance-based RSUs. For the performance-based awards reported in this column, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date and therefore are at target. Assuming that the highest level of performance is achieved for these awards, the aggregate grant date fair value of all reported awards for 2022 would be: Mr. O’Sullivan, $3,077,180, Mr. Agrawal, $983,010, Mr. D’Angelo $639,990, Mr. Baumeister $400,023 and Mr. Murray $400,023.

(3)	Amounts represent payments earned under the MIP in respect of that year’s performance and paid in the subsequent year.
(4)

Amounts in this column for 2022 reflect values for financial planning and tax preparation services and executive physicals for Messrs. O’Sullivan, Agrawal and D’Angelo, as well as CTS contributions under the 401(k) Plan of $15,250 to each of Messrs. O’Sullivan, Agrawal, D’Angelo, Baumeister and Murray.

40	CTS 2023 Proxy Statement

Executive Compensation

2022 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Kieran M. O’Sullivan									—

2022 Management Incentive Plan	—	240,000	800,000	1,600,000	—	—	—	—	—

2022-2024 Performance Restricted Stock Unit Plan(1)	2/10/2022	—	—	—	5,147	34,314	68,628	—	1,152,607

2022 Service-based Restricted Stock Unit Plan(2)	2/10/2022	—	—	—	—	—	—	22,982	771,965

Ashish Agrawal

2022 Management Incentive Plan	—	78,390	261,300	522,600	—	—	—	—	—

2022-2024 Performance Restricted Stock Unit Plan(1)	2/10/2022	—	—	—	1,652	11,015	22,030	—	369,994

2022 Service-based Restricted Stock Unit Plan(2)	2/10/2022	—	—	—	—	—	—	7,235	243,024

Scott L. D’Angelo

2022 Management Incentive Plan	—	56,306	187,687	375,374	—	—	—	—	—

2022-2024 Performance Restricted Stock Unit Plan(1)	2/10/2022	—	—	—	1,072	7,145	14,290	—	159,989

2022 Service-based Restricted Stock Unit Plan(2)	2/10/2022	—	—	—	—	—	—	4,763	240,001

Martin Baumeister

2022 Management Incentive Plan	—	11,296	188,265	376,530	—	—	—	—	—

2022-2024 Performance Restricted Stock Unit Plan(1)	2/10/2022	—	—	—	670	4,466	8,932	—	150,013

2022 Service-based Restricted Stock Unit Plan(2)	2/10/2022	—	—	—	—	—	—	2,977	99,997

Michael E. Murray

2022 Management Incentive Plan	—	10,385	173,077	346,154	—	—	—	—	—

2022-2024 Performance Restricted Stock Unit Plan(1)	2/10/2022	—	—	—	670	4,466	8,932	—	150,013

2022 Service-based Restricted Stock Unit Plan(2)	2/10/2022	—	—	—	—	—	—	2,977	99,997

(1)

In February 2022, the Compensation and Talent Committee established terms applicable to performance-based equity compensation awards for the performance period covering fiscal years 2022-2024 under the CTS Corporation 2018 Equity and Incentive Compensation Plan. Generally, shares for achievement of the performance goals (to the extent earned) will be paid out in 2025 following approval by the Compensation and Talent Committee and certification of 2024 fiscal year results by CTS’ independent auditor.

(2)	Service-based RSUs under the 2018 Equity and Incentive Compensation Plan generally vest 1/3 annually on the anniversary of the grant date.

CTS 2023 Proxy Statement	41

Executive Compensation

(3)

The amounts reported in this column represent the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 of stock awards granted during the year. Amounts reflected consist of service-based RSUs and performance-based RSUs. For the performance-based awards reported in this column, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date and therefore are at target.

Compensation Arrangements. CTS did not have employment agreements with any named executive officers for 2022. In an effort to formalize and standardize CTS’ severance practices for other officers and key employees, CTS enacted an Executive Severance Policy in 2009, and CTS maintains change-in-control severance agreements with Messrs. O’Sullivan, Agrawal and D’Angelo. For more on the executive change-in-control severance agreements and the Executive Severance Policy, please see the section of this Proxy Statement titled “Potential Payments upon Termination or Change-in-Control” below.

Mr. O’Sullivan’s annual base salary is determined by the Board based on recommendations by the Compensation and Talent Committee. Mr. O’Sullivan does not receive any compensation for his service as a director. Annual base salary for Messrs. Agrawal and D’Angelo is determined by the Compensation and Talent Committee. Annual base salary for 2022 for Messrs. Baumeister and Murray was determined by Mr. O’Sullivan.

Outstanding Equity Awards at 2022 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Kieran M. O’Sullivan	45,134(3)	1,779,182	134,528	5,303,094

Ashish Agrawal	14,207(4)	560,040	42,834	1,688,516

Scott L. D’Angelo	6,363(5)	250,829	21,490	847,136

Martin Baumeister	6,005(6)	236,717	22,258	877,410

Michael E. Murray	5,271(7)	207,783	20,756	818,202

(1)

Any award issued under a three-year performance program generally will vest as of the last day of the applicable performance period (subject to the other requirements of the plan) and payout of the award is subject to approval of the Compensation and Talent Committee and certification of the Company’s financial results for the last year of the measurement period. Awards issued under a three-year performance program are reported in this column at threshold, target or the maximum level, as applicable, depending upon the performance of the applicable three-year performance program as of December 31, 2022. Mr. O’Sullivan’s awards are comprised of 65,900 potential units under the 2021-2023 Performance Restricted Stock Unit Plan and 68,628 potential units under the 2022-2024 Performance Restricted Stock Unit Plan. Mr. Agrawal’s awards are comprised of 20,804 potential units under the 2021-2023 Performance Restricted Stock Unit Plan and 22,030 potential units under the 2022-2024 Performance Restricted Stock Unit Plan. Mr. D’Angelo’s awards are comprised of 7,200 potential units under the 2021-2023 Performance Restricted Stock Unit Plan and 14,290 potential units under the 2022-2024 Performance Restricted Stock Unit Plan.    Mr. Baumeister’s awards are comprised of 8,826 potential units under the 2021-2023 Performance Restricted Stock Unit Plan, 8,932 potential units under the 2022-2024 Performance Restricted Stock Unit Plan and 4,500 potential units under the Focus 2025 Performance Restricted Stock Unit Plan. Mr. Murray’s awards are comprised of 7,324 potential units under the 2021-2023 Performance Restricted Stock Unit Plan, 8,932 potential units under the 2022-2024 Performance Restricted Stock Unit Plan and 4,500 potential units under the Focus 2025 Performance Restricted Stock Unit Plan.

(2)	Calculation of amounts reflected in this column are based on the closing share price of CTS common stock on December 30, 2022 of $39.42 per share.
(3)

Mr. O’Sullivan’s 45,134 service-based RSUs have vested or will vest as follows: 7,440 on February 6, 2023, 7,661 on February 10, 2023, 7,356 on February 11, 2023, 7,660 on February 10, 2024, 7,356 on February 11, 2024 and 7,661 on February 10, 2025.

(4)

Mr. Agrawal’s 14,207 service-based RSUs have vested or will vest as follows: 2,347 on February 6, 2023, 2,412 on February 10, 2023, 2,313 on February 11, 2023, 2,411 on February 10, 2024, 2,312 on February 11, 2024 and 2,412 on February 10, 2025.

(5)

Mr. D’Angelo’s 6,363 service-based RSUs have vested or will vest as follows: 1,588 on February 10, 2023, 800 on February 11, 2023, 1,587 on February 10, 2024, 800 on February 11, 2024 and 1,588 on February 10, 2025.

(6)

Mr. Baumeister’s 6,005 service-based RSUs have vested or will vest as follows: 1,067 on February 6, 2023, 992 on February 10, 2023, 980 on February 11, 2023, 993 on February 10, 2024, 981 on February 11, 2024 and 992 on February 10, 2025.

(7)

Mr. Murray’s 5,271 service-based RSUs have vested or will vest as follows: 667 on February 6, 2023, 992 on February 10, 2023, 813 on February 11, 2023, 993 on February 10, 2024, 814 on February 11, 2024 and 992 on February 10, 2025.

42	CTS 2023 Proxy Statement

Executive Compensation

2022 Option Exercises and Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Kieran M. O’Sullivan	62,786	4,659,857

Ashish Agrawal	36,758	1,431,006

Scott L. D’Angelo	800	26,712

Martin Baumeister	11,091	463,474

Michael E. Murray	8,469	340,860

(1)

Vested stock awards included in this table include the earned awards under the 2020-2022 Performance Restricted Stock Unit Plan, as those awards were considered vested as of December 31, 2022 subject to Compensation and Talent Committee determination of the final level of payout for such awards and the certification of 2022 fiscal year results by CTS’ independent auditor. These awards may not be reflected in other descriptions of earned 2022 compensation because the award payouts are not made until the first quarter of the subsequent year.

(2)	Gross value prior to withholding.

Potential Payments Upon Termination or Change-in-Control

Change-in-Control Severance Agreements. CTS has entered into change-in-control severance agreements with Messrs. O’Sullivan, Agrawal and D’Angelo. Under these agreements, a change-in-control is defined generally as: (1) the acquisition by any person of 25% or more of CTS’ voting stock, subject to certain exceptions; (2) the incumbent board members ceasing to constitute a majority of the Board, unless their successors are approved in the manner set forth in the change-of-control severance agreements; (3) a reorganization, merger, consolidation, or sale of all or substantially all of CTS’ assets, subject to certain exceptions; or (4) the approval by the shareholders of a complete liquidation or dissolution of CTS, subject to certain exceptions.

A named executive officer who has entered into a change-in-control severance agreement is entitled to severance compensation if, within three years after a change-in-control, the named executive officer terminates his or her employment following the occurrence of certain events (which we refer to as “good reason” events) or his or her employment is terminated by CTS or its successor for any reason other than cause, disability (as defined in the change-in-control severance agreements) or death. Good reason is defined generally as: (1) the failure to maintain the named executive officer in his or her office or position or an equivalent or better office or position; (2) a significant adverse change in the nature or scope of the named executive officer’s authorities, powers, functions, responsibilities or duties; (3) a reduction in the aggregate of the named executive officer’s base and incentive pay or certain adverse changes in employee benefits; (4) the named executive officer’s good faith determination that, as a result of a change in circumstances following the change-in-control, he or she is unable to carry out, or is substantially hindered in, or has suffered a substantial reduction in the authorities, powers, functions, responsibilities or duties he or she had prior to the change-in-control; (5) a successor entity’s failure to assume all obligations of CTS under the change-in-control severance agreement; (6) CTS or its successor moves the named executive officer’s principal work location by more than 35 miles or requires him or her to travel at least 20% more; (7) CTS or its successor commits any material breach of the change-in-control severance agreement; or (8) CTS’ common stock ceases to be publicly traded or listed on the New York Stock Exchange. Cause is defined generally as: (a) being convicted of a crime involving fraud, embezzlement or theft in connection with work duties or responsibilities; (b) intentionally and wrongfully damaging CTS property; (c) intentionally and wrongfully disclosing CTS’ confidential information; or (d) intentionally and wrongfully competing with CTS without CTS’ consent, subject to certain exceptions.

If the change-in-control severance agreement is triggered, the severance compensation to which the named executive officer is entitled includes: (1) a lump sum payment equal to two times the sum of the greater of the executive’s base salary at the time of the change-in-control or his average base salary over the three years prior to termination, plus the greater of his average cash incentive pay over the three years prior to the change-in-control and his target cash incentive pay for the year in which the

CTS 2023 Proxy Statement	43

Executive Compensation

change-in-control occurred; (2) continued availability of medical and dental benefits for 24 months following termination at the executive’s expense, with CTS reimbursing the executive for the portion of the premium in excess of the active employee share for such coverage (or certain economically comparable benefits), provided that the obligation to provide these benefits will be reduced to the extent medical and dental benefits are provided by another employer; (3) reimbursement of up to $30,000 for outplacement services; and (4) only in the case of Mr. O’Sullivan, in consideration of the non-compete provision contained in his change-in-control severance agreement, a lump sum payment equal to one times the sum of the greater of his base salary at the time of the change-in-control or his average base salary over the three years prior to termination plus the greater of his average cash incentive pay over the three years prior to the change-in-control and his target cash incentive pay for the year in which the change-in-control occurred.

In addition, if any payments made to the named executive officer would be subject to excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Internal Revenue Code, those payments will be reduced so that no portion will exceed the “excess parachute payment” threshold that would trigger the excise tax.

Payment of severance compensation under the change-in-control severance agreements will be reduced to the extent of any corresponding payments under any other agreement.

To the extent that a named executive officer receives severance benefits under the change-in-control severance agreement, the named executive officer may not, without the consent of CTS, for a period of one year following his termination date, participate in the management of any business which engages in substantial and direct competition with CTS or its successor, as further described in the change-in-control severance agreements. In addition, for the period beginning on the date of separation from service and ending on the fourth anniversary of the applicable change-in-control, the named executive officer may not solicit any corporate employee to leave employment with CTS or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries and may not assist any organization with whom the named executive officer is associated in taking such actions. The named executive officer is generally entitled to be reimbursed by CTS for legal fees incurred to enforce his rights under the change-in-control severance agreement.

Equity Awards. The award agreements governing outstanding equity awards granted to our named executive officers provide that, in the event of a change-in-control, outstanding service-based RSUs and performance-based RSUs will vest in full if either (1) the successor or surviving company does not assume, substitute or continue the awards in the manner described in the award agreements or (2) within 24 months after the change-in-control, the named executive officer’s employment is terminated by CTS (or its successor) without cause (as defined in the named executive officer’s change-in-control severance agreement) or the named executive officer terminates employment for good reason (generally as described above with respect to the change-in-control severance agreements). For performance-based RSUs, vesting in such circumstances would be based on the greater of target performance and actual performance measured through the date of the change-in-control as determined by the Compensation and Talent Committee.

44	CTS 2023 Proxy Statement

Executive Compensation

Change-in-Control Severance Table

Assuming that a change-in-control event occurred and (unless otherwise indicated) that the named executive officer’s employment was terminated by the Company without cause or by the named executive officer for good reason on December 30, 2022, the estimated severance compensation provided to each named executive officer is shown in the table below.

Named Executive Officer	Severance: Base Salary & Incentive Pay ($)	Welfare Benefits Equivalent ($)	Perquisites: Outplacement ($)	Accelerated Vesting & Exercise Rights/Lapse of Restriction On Equity Awards ($)	280G Reduction ($)	Total ($)

Kieran M. O’Sullivan	4,800,000	34,956	30,000	5,744,440	—	10,609,396

Ashish Agrawal	1,326,600	34,306	30,000	1,820,455	—	3,211,361

Scott L. D’Angelo	1,267,012	34,956	30,000	674,397	(238,266)	1,768,100

Martin Baumeister	256,725	13,109	15,000	953,333	—	1,238,167

Michael E. Murray	236,015	13,243	15,000	823,878	—	1,088,135

Executive Severance Policy

As discussed above, to formalize and standardize the Company’s severance practices for officers and key employees, CTS enacted an Executive Severance Policy in 2009 (the “Severance Policy”). An eligible named executive officer whose employment with the Company is terminated will be eligible for severance benefits under the Severance Policy unless the termination is: (1) for cause or resulting from gross or willful misconduct; (2) a resignation, other than a resignation that qualifies as an “involuntary separation from service” within the meaning of Section 409A of the Internal Revenue Code; (3) a layoff or furlough, unless the layoff or furlough is subsequently converted to a termination; (4) due to death or transfer to a disability status; (5) due to retirement, except in the case of the President and Chief Executive Officer’s retirement after 12 months’ formal notice; (6) due to inability to return from a medical leave even though unable to meet disability status requirements, unless the cause for the medical leave was covered by worker’s compensation; (7) due to the sale of a CTS facility, division or operation when the named executive officer has been offered employment in a comparable position by the successor organization as a part of the sale; or (8) due to a change-in-control and the named executive officer is the beneficiary of a change-in-control severance agreement and eligible for payment under that agreement.

There are three levels of severance benefits specified in the Severance Policy: Tier 2; Tier 1; and the President and Chief Executive Officer level. CTS’ President and Chief Executive Officer may recommend, and the Board will designate from time to time, which officers are eligible for Tier 2 and Tier 1 benefit levels. Mr. O’Sullivan is eligible for the President and Chief Executive Officer specified benefit level. Mr. Agrawal and Mr. D’Angelo are eligible for Tier 1 severance benefits. Messrs. Baumeister and Murray are eligible for Tier 2 severance benefits.

Under the Severance Policy, if an eligible, Tier 2 named executive officer were to be terminated in an eligible manner, such named executive officer would receive the following severance benefits: (1) severance pay in installments equal to 9 months of his or her base salary in effect immediately prior to termination; (2) for 9 months following the date of the named executive officer’s termination, the continuing availability of the medical and dental benefits (but not long-term or short-term disability benefits) that the named executive officer had elected and was eligible to receive as of the date of the named executive officer’s termination, with the cost of such coverage to be shared by the Company and the named executive officer on the same basis as in effect prior to the named executive officer’s termination, with the named executive officer required to make monthly premium payments, provided that, if the medical and dental coverage is not or cannot be paid or provided under any policy, plan, program or arrangement by the Company or any subsidiary, then the Company will itself pay or provide for such equivalent coverage to the named executive officer, and his or her dependents and beneficiaries; and (3) reimbursement of an amount up to $15,000 for outplacement services that are obtained until December 31st of the second year following the named executive officer’s termination, from a firm selected by the named executive officer.

CTS 2023 Proxy Statement	45

Executive Compensation

Under the Severance Policy, if an eligible, Tier 1 named executive officer were to be terminated in an eligible manner, such named executive officer would receive the following severance benefits: (1) a lump sum cash payment equal to 12 months of his or her base salary in effect immediately prior to termination; (2) for 12 months following the date of the named executive officer’s termination, the continuing availability of the medical and dental benefits (but not long-term or short-term disability benefits) that the named executive officer had elected and was eligible to receive as of the date of the named executive officer’s termination, with the cost of such coverage to be shared by the Company and the named executive officer on the same basis as in effect prior to the named executive officer’s termination, with the named executive officer required to make monthly premium payments, provided that, if the medical and dental coverage is not or cannot be paid or provided under any policy, plan, program or arrangement by the Company or any subsidiary, then the Company will itself pay or provide for such equivalent coverage to the named executive officer, and his or her dependents and beneficiaries; and (3) reimbursement of an amount up to $30,000 for outplacement services that are obtained until December 31st of the second year following the named executive officer’s termination, from a firm selected by the named executive officer.

Also pursuant to the Severance Policy, if the President and Chief Executive Officer were to be terminated in an eligible manner, he would receive the following severance benefits: (1) a lump sum cash payment equal to two times the sum of (a) his base salary in effect at the time of termination of employment, and (b) an amount equal to his target annual incentive compensation for the calendar year ending prior to the date of termination of employment; (2) the continuing availability of medical and dental benefits for a period of 24 months following the date of his termination, otherwise on the same terms as Tier 1 executives; (3) to the extent permitted by CTS’ equity plans, the vesting of any outstanding unvested service-based RSUs or other equity awards granted to him under CTS’ equity plans will be accelerated and such equity awards will be fully vested as of the date of his termination of employment and payable in accordance with their existing terms; (4) for any outstanding unvested performance-based RSUs, outstanding unvested performance shares, or any other outstanding unvested equity incentive available under any then-current performance-based equity program, to the extent permitted by CTS’ equity plans, such awards will become non-forfeitable as of the date of his termination of employment, and at the end of the applicable performance period, CTS shall calculate the degree to which the awards were earned based on actual performance, and then settle any earned awards on a pro-rata basis, in accordance with the portion of the actual performance period that elapsed prior to his termination, in accordance with the existing terms of such awards; and (5) reimbursement of an amount up to $30,000 for outplacement services that are obtained following his termination, on the same terms as the Tier 1 executives. In addition, if the President and Chief Executive Officer gives the Board at least 12 months’ formal notice of his intent to terminate his employment voluntarily due to his retirement and maintains continuous employment through such 12-month period, upon retirement, he will be entitled to the severance benefits described in sections (2), (3) and (4) of this paragraph.

It is intended that the severance benefits not duplicate substantially similar benefits payable under any change-in-control severance agreement. Further, named executive officers shall not be eligible to receive benefits under any other CTS severance policy applicable to exempt salaried employees. In order to receive the severance benefits under the Severance Policy, the named executive officer must execute a release of all claims in favor of the Company, its employees, officers and directors within a specified time, must not compete with the Company for a period of 12 months following termination unless the Company consents and for a period of 12 months following termination must not solicit any employee to leave employment with the Company or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries, and may not assist any organization with whom the named executive officer is associated in taking such actions.

In addition, if any payment under the Severance Policy would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment, provided however, that the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision, or any other tax).

The Board has the right to amend the Severance Policy or terminate it prospectively, provided that the Severance Policy may not be amended by the Board in any manner which is materially adverse to any named executive officer without that named executive officer’s written consent. Notwithstanding the foregoing, the Board may amend the Severance Policy at any time to reflect changes required by the Internal Revenue Code and the Severance Policy will remain in effect until terminated by the Board.

46	CTS 2023 Proxy Statement

Executive Compensation

The table below shows the estimated severance compensation for each named executive officer, assuming that executive was terminated in a manner making him eligible for severance under the Severance Policy on December 30, 2022.

Executive Severance Policy

Named Executive Officer	Severance ($)	Health and Dental Benefits ($)	Vesting of Unvested Service- Based Equity Awards ($)	Vesting and Pro-Rata Settlement of Performance- Based Equity Awards at Target ($)	Outplacement ($)	Total ($)

Kieran M. O’Sullivan	3,116,000	34,956	1,779,182	2,630,523	30,000	7,590,661

Ashish Agrawal	402,000	17,153	—	—	30,000	449,153

Scott L. D’Angelo	341,250	17,478	—	—	30,000	388,728

Martin Baumeister	256,725	13,109	—	—	15,000	284,834

Michael E. Murray	236,015	13,243	—	—	15,000	264,258

Death, Disability and Retirement. The award agreements governing outstanding equity awards granted to our named executive officers provide that, if the named executive officer dies or becomes disabled, outstanding service-based RSUs and performance-based RSUs will vest in full, with performance-based RSUs vesting based on target performance (or, if the death or disability occurs after a change-in-control, the greater of target performance and actual performance measured through the date of the change-in-control). Assuming that the named executive officer died or became disabled on December 30, 2022, the aggregate value of the accelerated service-based RSUs and performance-based RSUs for such executive officer would be as follows: Mr. O’Sullivan, $5,744,440, Mr. Agrawal, $1,820,455, Mr. D’Angelo, $674,397, Mr. Baumeister $953,333 and Mr. Murray $823,878.

The award agreements governing outstanding equity awards granted to our named executive officers also provide that if the named executive officer terminates employment after (1) attaining age 55, (2) completing five years of service, and (3) providing at least one year’s notice of retirement, then the named executive officer will vest in a pro-rata portion of such officer’s outstanding performance-based RSUs based on actual performance for the full performance period, with the pro-rata portion determined based on the number of full months of service that the named executive officer completed during the performance period. However, if such retirement occurs after a change-in-control, the pro-rata payout will be based on the greater of target performance and actual performance measured through the date of the change-in-control. As of December 30, 2022, none of the named executive officers had met all three requirements for qualifying retirement as described above.

CEO Pay Ratio

For the 2022 fiscal year, the ratio of the annual total compensation of Mr. O’Sullivan, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was 240 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee”. For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2022 (the “Determination Date”).

As discussed above, Mr. O’Sullivan served as our Chief Executive Officer during the 2022 fiscal year. CEO Compensation for purposes of this disclosure is $4,176,416, which is the total compensation reported for Mr. O’Sullivan in the Fiscal 2022 Summary Compensation Table included in this Proxy Statement.

For purposes of this disclosure, Median Annual Compensation was $17,382 in 2022, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2022 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K. In determining the U.S. Dollar value of the Median Annual Compensation for the Median Employee, we have used an average annual exchange rate for 2022.

CTS 2023 Proxy Statement	47

Executive Compensation

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 4,250 employees, representing all full-time, part-time, seasonal and temporary employees of the Company and its consolidated subsidiaries as of the Determination Date of which 550 were based in the United States. We excluded a total of 35 employees, representing less than .8% of the total, based in small offices in Singapore (14), Japan (10), the United Kingdom (5) and Germany (6), yielding a total number of 4,215 employees. We then measured recurring cash compensation (for example, base salary or wages, overtime and shift differential pay) for the twelve-month period ending on the Determination Date, and annualized each result for permanent employees, while avoiding creating full-time equivalencies. We did not make any cost-of-living adjustments in calculating compensation for the Median Employee.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, CTS sets named executive officer pay based on a number of factors including a competitive market analysis, individual performance and responsibility and targets a significant proportion of executive compensation as performance-based. The pay ratio and Median Annual Compensation disclosed above reflect that a substantial percentage of CTS’ employees are engaged in manufacturing in “best cost” countries and CTS pays a competitive wage in those locations aimed at attracting and retaining qualified employees using local benchmarks. The pay ratio between disparate locations and functions is not considered a relevant factor and does not inform individual compensation decisions. The pay ratio may vary significantly over time, as a large percentage of the Chief Executive Officer’s compensation is performance-based while our Median Employee’s compensation is primarily based on an hourly wage and does not reflect company performance. The assumptions used in the calculation of our estimated pay ratio are specific to our Company and our employee population; therefore, our pay ratio may not be comparable to the pay ratios of other companies, including the companies in our compensation peer group.

48	CTS 2023 Proxy Statement

Executive Compensation

Pay Versus Performance Disclosure
In accordance with rules adopted by the Secu
ritie
s and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and
Non-PEO
named executive officers (the “Other NEOs”) and Company performance for the fiscal years listed below. The Compensation and Talent Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.
Pay Versus Performance

Year	Summary Compensation Table Total for PEO O’Sullivan¹ ($)	Compensation Actually Paid to PEO O’Sullivan 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)		Value of Initial Fixed $100 Investment Based On: 4		Net Income ($ Millions)	Adjusted Diluted EPS 5 ($)
						TSR ($)	Peer Group TSR ($)

(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)

2022	4,176,416	6,736,173	1,027,985	1,482,635		133.47	122.19	59.6	2.46

2021	3,944,440	5,734,073	1,108,408	1,440,330		123.80	148.92	(41.9)	1.93

2020	2,500,797	2,383,328	800,401	140,234	*	115.20	123.08	34.7	1.12

*
Average Compensation Actually Paid to Non-PEO NEOs for 2020 as calculated for purposes of this table is impacted by the Company’s stock performance in 2020 as well as the forfeiture of approximately $813,000 in equity compensation by one of the Company’s Non-PEO NEOs due to his departure from the Company in 2020.

1.	Kieran O’Sullivan was our PEO for each year presented. The individuals comprising the Other NEOs for each year presented are listed below.

2020	2021	2022

Ashish Agrawal	Ashish Agrawal	Ashish Agrawal

Luis Machado	Scott L. D’Angelo	Scott L. D’Angelo

		Martin Baumeister

		Michael E. Murray

2.
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and may not necessarily reflect compensation actually earned, realized or received by the Company’s PEO and the Other NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

3.
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Other NEOs as set forth below. Equity values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Amounts in the Exclusion of Stock Awards column here and below are the relevant amounts from the Stock Awards column set forth in the applicable Summary Compensation Tables.

Year	Summary Compensation Table Total for PEO O’Sullivan ($)	Exclusion of Stock Awards for PEO O’Sullivan ($)	Inclusion of Equity Values for PEO O’Sullivan ($)	Compensation Actually Paid to PEO O’Sullivan ($)

2022	4,176,416	(1,924,573)	4,484,330	6,736,173

2021	3,944,440	(1,802,940)	3,592,573	5,734,073

2020	2,500,797	(1,757,596)	1,640,127	2,383,328

CTS 2023 Proxy Statement	49

Executive Compensation

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2022	1,027,985	(378,257)	832,907	1,482,635

2021	1,108,408	(382,410)	714,332	1,440,330

2020	800,401	(494,250)	(165,917)	140,234
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO O’Sullivan ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO O’Sullivan ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO O’Sullivan ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO O’Sullivan ($)	Total - Inclusion of Equity Values for PEO O’Sullivan ($)

2022	3,348,891	1,335,784	(200,345)	—	4,484,330

2021	2,936,805	759,435	(103,667)	—	3,592,573

2020	1,923,676	(232,084)	(51,465)	—	1,640,127

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2022	659,112	193,845	(20,050)	—	832,907

2021	623,251	107,764	(16,683)	—	714,332

2020	308,181	(52,281)	(15,042)	(406,775)	(165,917)

4.
The Peer Group TSR set forth in this table utilizes the Dow Jones Electrical Components & Equipment Industry Group (“DJUSEC”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the DJUSEC, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5.
We determined Adjusted Diluted EPS to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and the Other NEOs in 2022. More information on Adjusted Diluted EPS can be found in the Compensation Discussion and Analysis section of this Proxy Statement. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

50	CTS 2023 Proxy Statement

Executive Compensation

Description of Relationship Between PEO and Other NEO Compensation Actually Paid, Company Total Shareholder Return (“TSR”) and Peer Group TSR.
The following chart sets forth the relationship between Compensation Actually
Paid
to our PEO, the average of Compensation Actually Paid to our Other NEOs, the Company’s cumulative TSR and Peer Group TSR over the three most recently completed fiscal years.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income
*
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Other NEOs and our Net Income during the three most recently completed fiscal years.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Adjusted Diluted EPS
The following chart sets forth the relationship between Compensation Actually Paid to ou
r PEO, the average of Compensation Actually Paid to our Other NEOs and our Adjusted Diluted EPS during the three most recently completed fiscal years.

*	The Company’s negative Net Income in 2021 was driven by non-cash charges of $96.6 million, net of taxes relating to the termination of the Company’s U.S. pension plan.

CTS 2023 Proxy Statement	51

Executive Compensation

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and the Other NEOs for 2022 to Company performance. More information about each of these measures, including why the Company uses these measures and how they are calculated with respect to applicable compensation plans, is included in the Compensation Discussion and Analysis section of this Proxy Statement. The measures in this table are not ranked.

Adjusted Diluted EPS Sales Growth Operating Cash Flow Relative Total Stockholder Return Controllable Working Capital as a Percentage of Annual Sales
2022 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)

Donna M. Costello	87,753	131,874	219,627

Gordon Hunter (2)	65,435	—	65,435

William S. Johnson	90,000	131,874	221,874

Ye Jane Li	70,000	131,874	201,874

Robert A. Profusek	105,562	131,874	237,436

Alfonso G. Zulueta	70,000	131,874	201,874

(1)
On November 10, 2022, 3,100 RSUs were granted to each then-serving non-management
director based on the stock-based compensation target of $130,000 per non-management
director. The number of RSUs granted was calculated by dividing the $130,000 stock-based compensation target by the $42.54 closing price of CTS’ common stock on the date of the grant and rounding the result to the next hundred. The dollar amounts reported in this column represent the grant date fair value of such awards as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, equal to the number of units granted multiplied by the $42.54 closing price of CTS’ common stock on the date of the grant. These grants generally vest on the first anniversary of the grant date and will be distributed upon vesting absent a deferral election by the director. Aside from the 3,100 RSUs held by each non-management
director (other than Mr. Hunter), the
non-management
directors had no option awards or other unvested awards outstanding at 2022 fiscal year-end.

(2)
Mr. Hunter resigned from the Board of Directors effective September 23, 2022. As a result, Mr. Hunter did not receive the grant of 3,100 RSUs provided to the other directors on November 10, 2022 and his cash retainer was prorated to align with his resignation date.

Director Compensation.
Employee directors receive no compensation for serving on the Board or Committees of the Board. Compensation for
non-management
directors is determined by the Board based on recommendations by the Compensation and Talent Committee. The Compensation and Talent Committee periodically consults with their independent compensation consultant in order to recommend compensation levels for non-management
directors to the Board. In doing so, the Compensation and Talent Committee designs its non-management
director compensation program to be competitive with similarly situated companies with whom we compete for non-management
director talent, and the Compensation and Talent Committee references in particular total compensation at the fiftieth percentile of the compensation for non-management
directors at similarly situated companies. For purposes of 2022 compensation decisions, this analysis was based on market survey data provided by Compensation Strategies, the Compensation and Talent Committee’s independent compensation consultant. CTS reimburses non-management
directors for reasonable travel expenses related to their performance of services and for director education programs. Director compensation is divided into two components: a cash component and a stock-based component.

52	CTS 2023 Proxy Statement

Director Compensation

Each
non-management
director is entitled to receive a base annual cash retainer at the rate of $70,000 in cash for 2022 service (increased from $60,000 for 2021). In addition to the base annual retainer, for 2022 service, the Lead Independent Director retainer is $20,000 per year, the Audit Committee Chair and Compensation and Talent Committee Chair retainer is $20,000 per year each, and the Nominating, Governance and Sustainability Committee and Technology and Transactions Committee Chair retainer is $15,000 per year each (increased from $10,000 for 2021).
The Board has established an annual stock-based compensation target for each non-management
director that may be amended from time to time. The annual stock-based compensation in 2022 was targeted at $130,000 per non-management
director, with the number of shares rounded to the next hundred. Since 2005, the stock-based compensation target compensation has been paid with grants of RSUs. The RSUs generally vest after one year. The grants provide directors with the opportunity to defer distribution of some or all of the RSUs until separation from service with the Board, a date certain or a series of dates according to a schedule.
Non-management
directors do not receive dividends or other earnings on deferred RSUs. The annual stock-based compensation target remained unchanged from its 2021 level of $130,000.
CTS does not currently have a retirement plan for
non-management
directors. In 1990, CTS adopted the Stock Retirement Plan for
Non-Employee
Directors. Under that plan, a deferred common stock unit account was established for each non-management
director. Through January 2004, 800 common stock units and additional units representing dividends on CTS common stock paid were credited annually to each non-management
director’s account. When a
non-management
director retires from the Board, he or she receives one share of CTS common stock for each deferred common stock unit credited to his or her account. On December 1, 2004, the Board amended the plan to terminate the crediting of additional units to the deferred common stock unit accounts. If applicable, the number of deferred common stock units credited to a director’s account is shown in the Directors’ and Officers’ Stock Ownership table.

CTS 2023 Proxy Statement	53

Proposal 4: Ratification of Appointment of Grant Thornton LLP as Independent Auditor for 2023

Grant Thornton LLP has served as CTS’ independent auditor since June 2005 and has been appointed by the Audit Committee to continue as CTS’ independent auditor for 2023. In the event that ratification of the appointment of Grant Thornton LLP as independent auditor for 2023 is not approved by the shareholders at the Annual Meeting, the Board will review the Audit Committee’s future selection of independent auditors.

During the Annual Meeting, representatives of Grant Thornton LLP will be available to respond to appropriate questions and will be afforded an opportunity to make such statements as they desire.

✓	The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Grant Thornton LLP as independent auditor for 2023.

54	CTS 2023 Proxy Statement

Report of the Audit Committee

The Audit Committee acts pursuant to its written charter adopted by the Board, a copy of which can be found in the governance section of the Company’s website at https://investors.ctscorp.com. All members of the Audit Committee are financially literate and independent as defined in the NYSE Corporate Governance Listing Standards.

The Audit Committee has reviewed and discussed with CTS management and Grant Thornton LLP, CTS’ independent auditor, the audited consolidated financial statements of the Company for 2022; has discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; has received from the independent auditor the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and has discussed with the independent auditor its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in CTS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

CTS Corporation 2022 Audit Committee

Donna M. Costello, Chair
William S. Johnson Alfonso G. Zulueta

Independent Auditor

Grant Thornton LLP has served as CTS’ independent auditor since 2005. Grant Thornton LLP representatives plan to attend the Annual Meeting, make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. The following table presents fees for professional audit and other services provided by Grant Thornton LLP to CTS for the years ended December 31, 2022 and December 31, 2021.

Year	Audit Fees	Audit-Related Fees(1)	Tax Fees(2)	All Other Fees(3)

2022	$1,114,635	$37,500	$91,985	$29,425

2021	$1,141,478	$39,900	$70,081	$30,640

(1)	Pension Plan and 401(k) Plan audits.
(2)	Tax compliance fees related to certain of CTS’ subsidiaries.
(3)	Environmental agreed upon procedures and foreign social security contribution review.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. The Audit Committee annually reviews audit and non-audit services proposed to be rendered by Grant Thornton LLP during the fiscal year.

The Audit Committee has delegated authority to (1) the Audit Committee Chair to grant pre-approval of services by the independent auditor, provided that the Chair reports on any such pre-approval decisions at the next scheduled meeting of the Audit Committee, and (2) the Company to grant pre-approval of services by the independent auditor in an aggregate amount not to exceed $50,000 in one year, provided that the Company reports any such pre-approval decisions at the next scheduled meeting of the Audit Committee. All of the services rendered by Grant Thornton LLP were approved by the Audit Committee or were rendered pursuant to the de minimis exception established under the rules of the SEC.

CTS 2023 Proxy Statement	55

Shareholder Proposal

Proposal 5: Shareholder Proposal – Shareholder Ratification of Excessive Termination Pay

Background of Proposal

CTS has been notified that Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021-2100 intends to have his proxy, John Chevedden, present the following proposal at the Annual Meeting. Mr. Steiner has submitted documentation indicating that he is the beneficial owner of at least 250 shares of CTS common stock. The Board and CTS accept no responsibility for the proposal and supporting statement. As required by SEC rules, the proposal and supporting statement are printed verbatim below. A shareholder submitting a proposal must appear personally or by proxy at the Annual Meeting to move the proposal for consideration. The shareholder proposal follows.

Proposal 5 – Shareholder Ratification of Excessive Termination Pay

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include cash, equity or other pay that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred pay earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or office expense and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

Generous performance-based pay can sometimes be justified but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target short-term bonus better aligns management pay with shareholder interests.

Shareholder Ratification of Excessive Termination Pay received between 51% and 65% support at:

AbbVie (ABBV)

FedEx (FDX)

Spirit AeroSystems (SPR)

Alaska Air (ALK)

Fiserv (FISV)

This proposal could be of greater importance to a company the size of CTS with $500 million in annual revenue because there are be more potential acquirers.

This proposal still gives CTS directors maximum flexibility because directors can set any amount of termination pay that makes CTS competitive — the termination is pay is simply subject to a non biding [sic] shareholder vote under this proposal.

Please vote yes:

Shareholder Ratification of Excessive Termination Pay – Proposal 5

56	CTS 2023 Proxy Statement

Board Response to Shareholder Proposal

BOARD RESPONSE TO SHAREHOLDER PROPOSAL

The Board recommends that shareholders vote AGAINST this Proposal 5.

Proposal 5 requests that CTS seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus (the “2.99 Limit”). As further described below, CTS believes its shareholders interests are best served by severance plans and other arrangements that are already in place, which provide for reasonable limits on post-termination compensation. The Board believes that seeking shareholder approval for these severance or termination packages is unnecessary and not in the best interests of shareholders for the reasons set forth below.

It is unclear which employees’ severance arrangements would be subject to the 2.99 Limit, if adopted.

If this proposal is approved by shareholders, it is unclear how it should be implemented because it refers to “senior managers” without providing any definition of this term. CTS is a multi-national company with approximately 4,250 employees. The proposal could be interpreted to apply to only a few senior executive employees, on the one hand, or a very large number of employees, on the other hand. The lack of definition regarding specifically which senior managers’ severance compensatory arrangements are implicated leaves CTS without a clear understanding of the circumstances under which a severance arrangement would be subject to the 2.99 Limit and require shareholder approval before adoption.

CTS’ compensation programs already effectively align its employees’ and shareholders’ interest and provide reasonable appropriate limits on post-termination compensation.

The Board and the Compensation and Talent Committee believe that there should be a strong relationship between pay and corporate performance (in terms of both financial results and stock price). Accordingly, our compensation programs are designed not only to attract and retain highly qualified and effective employees, but also to motivate them to substantially contribute to our future success for the long-term benefit of shareholders and reward them for doing so. Our shareholders have indicated significant support for our compensation programs over the past ten years, evidenced by the fact that our “say-on-pay” approval has exceeded 95% at each Annual Meeting since 2012.

CTS designs its named executive officer compensation program to achieve three main objectives:

•	Offer competitive compensation;

•	Link compensation to performance; and

•	Align compensation with shareholder interests.

Additionally, the elements of total compensation are designed to reward the named executive officers for: (1) their core competencies, skills, experience and contributions to CTS (in the form of base salary, retirement benefits, health and welfare benefits and limited perquisites); (2) achievement of annual corporate goals (in the form of annual performance-based cash incentives); and (3) achievement of long-term objectives that are beneficial to CTS and its shareholders (in the form of performance-based and service-based equity awards). The first compensation element helps CTS offer competitive compensation, while the second and third compensation elements help CTS link compensation to performance and align compensation with shareholder interests.

As described in greater detail in this Proxy Statement, our Compensation and Talent Committee, which is comprised entirely of independent directors with experience in executive compensation matters, is responsible for approving compensation for the Company’s named executive officers, except for our Chief Executive Officer, whose compensation is approved by the Board. CTS initially designed its executive compensation program to be competitive with similarly situated companies with whom we compete for executive talent, and the Compensation and Talent Committee references in particular total compensation at the fiftieth percentile of the compensation for similar positions at similarly situated companies utilizing information provided by its independent compensation consultant. While the Compensation and Talent Committee considers this comparative

CTS 2023 Proxy Statement	57

Board Response to Shareholder Proposal

compensation information to gain a general understanding of current median pay practices in our markets, this consideration provides only an initial, general guideline for CTS’ compensation decisions, rather than a fixed rule or final determining factor. By initially referencing median compensation levels for its named executive officers, CTS believes it strikes the right balance between motivating named executive officers with market competitive factors and providing the compensation necessary to recruit and retain top executive talent. Individual compensation opportunities vary based on other factors, such as tenure with CTS, individual performance and level of leadership responsibility with CTS.

Our named executive officers have a substantial percentage of their total compensation opportunities based on at-risk, variable elements of compensation. CTS believes that this practice is appropriate because CTS’ named executive officers have the greatest ability to drive performance and, therefore, should have the most to gain or lose in terms of compensation opportunities based on performance. It is possible for CTS’ named executive officers to earn above-market compensation in any year, but they may earn below-market compensation as well, depending on individual and Company performance for that year.

CTS believes that named executive officers will consider the impact of decisions in both the short term and long term and will exercise careful judgment, so that while attempting to enhance shareholder value they will not take actions that pose unnecessary risk to the overall long-term well-being of the Company. As a result, CTS has determined that, for the named executive officers and for all of its other employees, CTS’ compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on CTS.

Similarly, as set forth in this Proxy Statement, CTS has well-established and transparent severance policies and practices which appropriately balance the interests of our named executive officers with those of the Company and shareholders in the event of certain covered events, such as a change-in-control. CTS’s agreements and policies provide for reasonable levels of severance compensation considering the size of our business and general market practice.

The proposal discourages the use of at-risk, long-term equity incentive awards, which are tied to maximizing long-term shareholder value and delivering significant performance results.

We believe long-term performance is the most important measure of our success, as we manage our operations and business for the long-term benefit of our shareholders. Equity incentives in the form of performance restricted stock units support the achievement of CTS’ business strategies and goals, align financial rewards with the economic interests of its shareholders, facilitate significant CTS stock ownership by our executives, and promote retention of leadership talent that is critical to our success. These awards are a fundamental element of our compensation programs and are granted to and accepted by employees with the expectation that they will be given a fair opportunity to realize the full value of these awards if CTS performs well against its strategic goals.

The proposal would potentially require shareholder approval in order for certain employees and executives to realize the full value of their equity awards upon a qualifying termination related to a change-in-control. As a result, the Board believes the proposal would have the effect of discouraging the use of long-term equity incentive awards and, accordingly, directly conflict with the objectives of our executive compensation programs—namely, the alignment of shareholder and employee interests.

The proposal could place CTS at a competitive disadvantage by limiting its ability to attract and retain highly qualified and effective employees.

Because CTS operates a global enterprise in a highly challenging business environment, it competes for talented employees across the globe. Our people are attractive targets for other companies, and our key employees are aggressively recruited. To prevent loss of our talent at all levels of the organization, we seek to provide an overall compensation program that is competitive with all types of companies and continues to attract and retain outstanding people to run our business. Each element of compensation is intended to fulfill this important obligation.

CTS relies on equity awards and carefully designed severance programs to motivate and retain its employees, and CTS believes that these awards and programs are necessary for it to remain competitive in attracting and retaining highly qualified individuals upon whom, in large measure, the future growth and success of CTS depend. The proposal could have an adverse effect on CTS’ ability to attract and retain key talent because a significant portion of an employee’s compensation may be contingent on shareholder approval and remain uncertain until a shareholder vote could be held.

58	CTS 2023 Proxy Statement

Board Response to Shareholder Proposal

The proposal would unduly restrict CTS’ and the Compensation and Talent Committee’s ability to structure compensation programs.

We believe that CTS and the Compensation and Talent Committee are best placed to structure compensation programs that address our needs. CTS’ employees are located in numerous jurisdictions and their compensatory arrangements are subject to, and greatly influenced by, numerous laws, rules and regulations of different foreign and U.S. federal and state jurisdictions in which CTS’ operations are based. CTS and the Compensation and Talent Committee, which is composed entirely of independent directors, have the expertise and resources to design and implement our compensation practices in line with the principles and interests of our shareholders as well as in compliance with the rules and regulations of the jurisdictions in which our employees reside. CTS and the Compensation and Talent Committee need to have the flexibility and discretion to structure effective compensation programs, also considering regulatory complexity across jurisdictions, market competitiveness, and CTS’ strategic, operational and financial goals. Imposing an arbitrary 2.99 Limit or otherwise requiring shareholder approval would unduly limit CTS’ and the Compensation and Talent Committee’s ability to exercise their judgment.

The proposal would create expensive and impractical obstacles by requiring CTS to call a special meeting of shareholders in order to negotiate a severance agreement.

A requirement to call a special meeting of shareholders to obtain prior approval of a severance arrangement that would provide benefits in excess of the 2.99 Limit would be expensive and impractical and could severely disadvantage CTS’ ability to recruit qualified employees, especially given the potential breadth of “senior manager” employees the proposal appears to cover. Top candidates, when informed that the terms of their compensation arrangements first require shareholder approval, would likely be unwilling to wait for such approval and may instead seek employment elsewhere, including at one of CTS’ competitors that do not have similar restrictions on their ability to offer severance benefits.

Avoiding shareholder approval by entering into severance arrangements for amounts less than the 2.99 Limit would not offer a practical solution to this obstacle. The benefits covered by the 2.99 Limit in the proposal include not only cash severance but also the value of prior equity awards that are accelerated upon a severance event. It is market practice and invariably the case, particularly with regard to highly sought-after employees, that employment agreements or other severance arrangements provide for at least partial vesting of equity awards upon certain types of severance events, which we have limited to three narrow circumstances (double trigger change-in-control scenarios, death, and disability). An arrangement that provides for accelerated vesting of stock awards upon severance, even if permitted only on a partial, pro rata basis, would have a higher probability of exceeding the 2.99 Limit. We believe that shareholder interests are best served by voting against the proposal so that we can continue to grant equity-based pay with multi-year vesting requirements and remain competitive in attracting and retaining highly qualified employees.

* * * *

As discussed above, the Board believes that CTS’ current compensation policies and practices are appropriate and effective at aligning the interests of our employees with those of its shareholders and provide reasonable and appropriate limits on post-termination compensation. Our compensation programs provide us with the ability to effectively attract, retain and motivate talented employees. Adoption of this proposal could undermine the objectives of our programs and would not be in the best interests of our shareholders.

✓	The Board of Directors unanimously recommends a vote AGAINST the shareholder proposal to subject excessive termination pay to shareholder approval.

CTS 2023 Proxy Statement	59

2022 Annual Report on Form 10-K

Upon receipt of the written request of a shareholder owning shares of CTS common stock on the Record Date addressed to the Corporate Secretary of CTS Corporation, 4925 Indiana Avenue, Lisle, Illinois 60532, CTS will provide to such shareholder, without charge, a copy of its 2022 Annual Report on Form 10-K, including the financial statements and financial statement schedule. You may also call investor relations at (630) 577 8800, email at shareholder.services@ctscorp.com, or obtain the report from the CTS website at https://investors.ctscorp.com.

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Shareholders to be held on May 11, 2023.

This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are available free of charge on our website at https://investors.ctscorp.com.

By Order of the Board of Directors,

Scott L. D’Angelo
Corporate Secretary

Lisle, Illinois

March 31, 2023

60	CTS 2023 Proxy Statement

Frequently Asked Questions About the 2023 Annual Meeting of Shareholders and Voting

The following is important information in a question and answer format regarding the Annual Meeting and voting.

Q:	Upon what may I vote?

A:	(1) Election of director nominees to serve on the Board;

(2)	Approval, on an advisory basis, of the compensation of CTS’ named executive officers;

(3)	Approval, on an advisory basis, of the frequency of future advisory votes regarding the compensation of CTS’ named executive officers;

(4)	Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2023; and

(5)	If properly presented, a shareholder proposal to subject termination pay to shareholder approval.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote:

(1)	FOR each of the director nominees identified in this Proxy Statement;

(2)	FOR approval, on an advisory basis, of the compensation of CTS’ named executive officers;

(3)	FOR a “ONE YEAR” frequency, on an advisory basis, of future advisory votes regarding the approval of the compensation of CTS’ named executive officers;

(4)	FOR ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2023; and

(5)	AGAINST the shareholder proposal to subject termination pay to shareholder approval.

Q:	How will voting on any other business be conducted?

A:

We are not aware of any other business to be brought before the shareholders at the Annual Meeting. However, if any other business is properly presented for shareholder consideration, your signed proxy card gives authority to Kieran M. O’Sullivan, Chairman, President and Chief Executive Officer and Scott D’Angelo, Vice President, General Counsel and Corporate Secretary, to vote on those matters at their discretion.

Q:	How many votes are needed for approval of each proposal presented in this Proxy Statement?

A:	Assuming that at least a majority of the shares of CTS common stock are represented at the Annual Meeting, either in person or by proxy:

(1)

A director nominee will be elected as a director if he or she receives the affirmative vote of a majority of the votes cast in the election. An incumbent director nominee who does not receive the affirmative vote of a majority of the

CTS 2023 Proxy Statement	61

Frequently Asked Questions About the 2023 Annual Meeting of Shareholders and Voting

votes cast in the election is required promptly to tender his or her resignation to the Board, which resignation will be subject to the Board’s acceptance or rejection. Only votes cast will have an impact on the election of directors. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no impact on the election of directors;

(2)

An affirmative vote of a majority of votes cast is necessary to approve, on an advisory basis, the compensation of CTS’ named executive officers, although such vote will not be binding on CTS. Abstentions and broker non-votes will have no impact on the outcome of this proposal;

(3)

You may vote to approve a frequency for future advisory votes on the compensation of CTS’ named executive officers of every one, two or three years or you may abstain from voting. This advisory vote is not binding on the Board. The frequency of future advisory votes on the compensation of CTS’ named executive officers receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders. Abstentions and broker non-votes will have no impact on the outcome of this proposal;

(4)

The Audit Committee’s appointment of Grant Thornton LLP as CTS’ independent auditor for 2023 will be ratified if a majority of the votes cast support the appointment. Your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions because the proposal to ratify the appointment of Grant Thornton LLP is considered “routine.” Abstentions will have no impact on the outcome of this proposal; and

(5)

The shareholder proposal to subject termination pay to shareholder approval will be approved if a majority of the votes are cast in support of the proposal. Abstentions and broker non-votes will have no impact on the outcome of this proposal.

Q:	Who is entitled to vote?

A:

Shareholders of record at the close of business on March 22, 2023, which is referred to in this Proxy Statement as the Record Date, are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 31,602,155 shares of CTS common stock issued and outstanding. Every shareholder is entitled to one vote for each share of CTS common stock held on the Record Date.

Q:	How do I vote?

A:

Please follow the instructions on your Notice of Internet Availability of Proxy Materials to vote online or by telephone up until 11:59 p.m. Eastern Time on May 10, 2023. Of course, you may always vote in person at the meeting. You may revoke your proxy at any time before it is exercised by giving us written notice, sent to our principal executive offices, by submitting a duly executed proxy card to us bearing a later date or by giving notice to us at the Annual Meeting.

Q:	Who is entitled to attend the Annual Meeting?

A:

Attendance at the Annual Meeting will be limited to our shareholders as of the Record Date and to pre-approved guests of CTS. All shareholder guests must be pre-approved by CTS and will be limited to spouses, persons required for medical assistance and properly authorized representatives of our shareholders as of the Record Date. Additionally, if you are not the record holder of your shares, to attend the Annual Meeting you must first obtain a legal proxy form from your broker or other organization that holds your shares. Please contact your broker or organization for instructions regarding obtaining a legal proxy. If you do obtain a legal proxy and plan to attend the Annual Meeting, you will be required to present a valid form of identification.

62	CTS 2023 Proxy Statement

Frequently Asked Questions About the 2023 Annual Meeting of Shareholders and Voting

Below is a map reflecting the location of CTS’ Annual Meeting which will be held at the Hotel Arista, located at 2139 City Gate Lane, Naperville, Illinois 60563.

Q:	Who solicits proxies on behalf of the Board and how much will this proxy solicitation cost?

A:

Broadridge, Inc. distributes proxy materials on CTS’ behalf and is compensated by CTS for mailing and distribution expenses. Proxies may also be solicited by executive officers of CTS, for which no additional compensation is paid.

Q:	How can I receive paper or email copies of the proxy materials?

A:

Shareholders wishing to receive paper or email copies of the proxy materials for the Annual Meeting and for future annual meetings of shareholders may request to receive proxy materials in printed form by mail, or electronically by email, by sending written requests to our principal executive offices located at CTS Corporation, Corporate Secretary, 4925 Indiana Avenue, Lisle, Illinois 60532, by calling (630) 577-8800 and leaving a message for our Corporate Secretary, by sending an email to shareholder.services@ctscorp.com in each case by April 27, 2023, or by following the directions on your proxy card.

Q:	Will I receive more than one copy of the proxy materials if multiple shareholders share my address?

A:

Unless we have received contrary instructions from one or more of the shareholders sharing your address, we will send only one set of proxy materials to your address. You may request a separate copy of proxy materials be sent to your address by sending a written request to our principal executive offices located at CTS Corporation, Corporate Secretary, 4925 Indiana Avenue, Lisle, Illinois 60532, by calling (630) 577-8800 and leaving a message for our Corporate Secretary, by sending an email to shareholder.services@ctscorp.com in each case by April 27, 2023, or by following the directions on your proxy card. Shareholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single set by calling us at the above number or writing to us at the above address.

Q:	How may a shareholder nominate a candidate for election to the Board?

A:

Director nominees for the 2024 Annual Meeting of Shareholders may be nominated by shareholders by sending a written notice to the corporate office to the attention of the Corporate Secretary for CTS. Pursuant to the CTS Bylaws, all nominations must be received no earlier than December 28, 2023 and no later than February 11, 2024. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS’ Bylaws. Copies of the Bylaws may be obtained free of charge from CTS’ Corporate Secretary, or the governance section of the Company’s website at https://investors.ctscorp.com.

CTS 2023 Proxy Statement	63

Frequently Asked Questions About the 2023 Annual Meeting of Shareholders and Voting

In addition to satisfying the requirements under our Bylaws set forth in the paragraph above and in the question-and-answer immediately below, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Q:	When are shareholder proposals for the 2024 Annual Meeting of Shareholders due?

A:

CTS’ advance notice Bylaw provisions require that in order to be presented at the 2024 Annual Meeting of Shareholders, any shareholder proposal, including the nomination of a candidate for director, must be in writing and mailed to the corporate office to the attention of the Corporate Secretary for CTS, and must be received no earlier than December 28, 2023 and no later than February 11, 2024. Certain information is required to be included with shareholder proposals, which is described in CTS’ Bylaws. Copies of the Bylaws may be obtained free of charge from CTS’ Corporate Secretary, or the governance section of the Company’s website at https://investors.ctscorp.com. To be included in our proxy materials relating to the 2024 Annual Meeting of Shareholders, shareholder proposals must be received by us on or before December 2, 2023 (or, if the date of the 2024 Annual Meeting of Shareholders is more than 30 days before or after the date of the 2023 Annual Meeting of Shareholders, a reasonable time before we begin to print and send our proxy materials).

64	CTS 2023 Proxy Statement

APPENDIX

Reconciliation of Net Earnings (Loss) to Adjusted EBITDA

($ in millions)

	Full Year
	2022	2021

Net earnings (loss)	$59.6	$(41.9)

Depreciation and amortization expense	29.8	26.9

Interest expense	2.2	2.1

Tax expense (benefit)	21.2	(19.0)

EBITDA	29.5	(31.8)

Adjustments to EBITDA:

Restructuring charges	1.9	1.7

Environmental charges	2.8	2.3

Acquisition-related costs	2.5	—

Non-cash pension expense	4.8	132.4

Foreign currency loss	4.9	3.3

Total adjustments to EBITDA	20.9	139.7

Adjusted EBITDA	$133.6	$107.8

Net sales	$586.9	$512.9

Adjusted EBITDA margin	22.8%	21.0%

Reconciliation of Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share

	Full Year
	2022	2021

Diluted earnings (loss) per share	$1.85	$(1.30)

Tax affected adjustments to reported diluted earnings (loss) per share:

Restructuring charges	0.05	0.06

Environmental charges	0.07	0.05

Acquisition-related costs	0.07	—

Non-cash pension expense	.16	3.13

Foreign currency loss	0.15	0.10

Other discrete tax items	(0.11)	(0.11)

Adjusted diluted earnings per share	$2.46	$1.93

CTS 2023 Proxy Statement	A-1

CTS CORPORATION ATTN: SCOTT D’ANGELO 4925 INDIANA AVENUE LISLE, IL 60532

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 10, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 10, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D97940-P81615                    KEEP THIS PORTION FOR YOUR RECORDS

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

CTS CORPORATION
The Board of Directors recommends a vote FOR each of the following nominees for director:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. D. M. Costello 1b. W. S. Johnson 1c. K. M. O’Sullivan 1d. R. A. Profusek 1e. R. Stone 1F. A. G. Zulueta	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends a vote FOR “1 Year” for the frequency of future advisory votes regarding the compensation of CTS’ named executive officers:	1 Year	2 Years	3 Years	Abstain

				3. Approval, on an advisory basis, of the frequency of future advisory votes regarding the compensation of CTS’ named executive officers.	☐	☐	☐	☐

				The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain
				4. Ratification of the appointment of Grant Thornton LLP as CTS' independent auditor for 2023.		☐	☐	☐
The Board of Directors recommends a vote AGAINST the following proposal:

The Board of Directors recommends a vote FOR the following proposal:				5. A shareholder proposal to subject termination pay to shareholder approval.		☐	☐	☐

2. Approval, on an advisory basis, of the compensation of CTS’ named executive officers.	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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D97941-P81615

CTS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

ON MAY 11, 2023.

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Kieran M. O’Sullivan and Scott D’Angelo as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of CTS Corporation held of record by the undersigned on March 22, 2023 at the Annual Meeting of Shareholders originally convened on, Thursday, May 11, 2023 at the Hotel Arista, 2139 City Gate Lane, Naperville, Illinois 60563 at 9:30 a.m. Central Time, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side